Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

among

LEGACY ACQUISITION CORP.,

EXCEL MERGER SUB I, INC.,

EXCEL MERGER SUB II, LLC,

and

ONYX ENTERPRISES INT’L CORP.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDER REPRESENTATIVE

Dated as of September 18, 2020

TABLE OF CONTENTS

ARTICLE 1 THE MERGERS		2
1.1	Merger; Surviving Company	2
1.2	Effective Times	2
1.3	Effects of the Mergers	2
1.4	Conversion of First Surviving Corporation Shares	4
1.5	Fractional Shares	4
1.6	Exchange of Shares	5
1.7	Notices to Stockholders; Dissenting Shares	6
1.8	Transfer Taxes	6

ARTICLE 2 AGGREGATE PURCHASE PRICE; CLOSING; AND POST-CLOSING ADJUSTMENT		7
2.1	Aggregate Purchase Price	7
2.2	Calculation of Estimated Purchase Price for Closing	7
2.3	Closing	8
2.4	Closing Payments	8
2.5	Purchase Price Adjustment	9
2.6	Withholding	12
2.7	Lock-Up Period; Stop-Transfer Notices	12
2.8	Equity Incentive Plan	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
3.1	Organization and Good Standing	13
3.2	Capitalization	14
3.3	Authority and Authorization; Conflicts; Consents	14
3.4	Financial Statements and Undisclosed Liabilities	15
3.5	Taxes	15
3.6	Litigation and Orders	17
3.7	Compliance with Law; Permits	17
3.8	Contracts	17
3.9	Title to and Condition of Certain Assets	19
3.10	Certain Accounts	19
3.11	Real Property	19
3.12	Environmental Matters	20
3.13	Intellectual Property	21
3.14	Insurance	24
3.15	Absence of Certain Events	24
3.16	Employee Benefits	24
3.17	Employees and Labor Relations	25
3.18	Certain Business Relationships	26
3.19	Vendors and Subcontractors	26
3.20	Brokers	26
3.21	No Other Representations or Warranties	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND MERGER SUB 2		27
4.1	Organization and Good Standing	27
4.2	Authority and Authorization; Conflicts; Consents	27
4.3	Capitalization	27
4.4	Litigation and Orders	28
4.5	Brokers	28

Business Combination Agreement	Page i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		28
5.1	Organization and Good Standing	28
5.2	Authority and Authorization; Conflicts; Consents	28
5.3	Board Approval	29
5.4	Capitalization	29
5.5	SEC Filings and Buyer Financials	30
5.6	Taxes	32
5.7	Litigation and Orders	33
5.8	Compliance with Law; Permits	33
5.9	Buyer Major Contracts	34
5.10	Properties	34
5.11	Insurance	34
5.12	Absence of Certain Events	34
5.13	Employees and Employee Benefit Plans	34
5.14	Certain Business Relationships	34
5.15	Investment Company Act	34
5.16	Ownership of Transaction Consideration	34
5.17	Trust Account	35
5.18	Lock-Up Agreements	35
5.19	Securities	35
5.20	No Discussions	35
5.21	Independent Investigation; No Reliance	36
5.22	Brokers	36

ARTICLE 6 CERTAIN COVENANTS		36
6.1	Certain Actions to Close Transactions	36
6.2	Access to Information	38
6.3	Further Assurances	39
6.4	Confidentiality and Publicity	39
6.5	Notification of Changes	40
6.6	Post-Closing Board of Directors	40

ARTICLE 7 CERTAIN COVENANTS OF THE COMPANY AND STOCKHOLDERS		40
7.1	Pre-Closing Conduct of Business by the Company	40
7.2	No Shop	42
7.3	Cooperation with Information Statement and SEC Filings	43
7.4	Written Consent	43
7.5	Stockholders Agreement	43

ARTICLE 8 CERTAIN COVENANTS OF BUYER		43
8.1	Employee Matters	43
8.2	Exculpation and Indemnification of Directors and Officers	44
8.3	No Shop	45
8.4	Pre-Closing Conduct of Business by Buyer	45
8.5	Use of Trust Account Proceeds	46
8.6	Tender Offer	46
8.7	Registration Rights Agreement	49
8.8	Sponsor Lock-Up Restriction	49
8.9	Blue Sky Laws	49
8.10	Stockholder Consent and Information Statement	49

Business Combination Agreement	Page ii

8.11	Listing of Buyer Common Stock	51
8.12	Buyer Public Filings	51
8.13	Documents and Information	51
8.14	Post-Closing Board of Directors and Executive Officers	51
8.15	Tax Status of Merger Sub 2	51
8.16	Warrant Amendment	52

ARTICLE 9 CLOSING DELIVERIES AND TERMINATION		53
9.1	Closing Deliveries by the Company	53
9.2	Closing Deliveries by Buyer, Merger Sub and Merger Sub 2	53
9.3	Termination of Agreement	54
9.4	Effect of Termination	55

ARTICLE 10 CONDITIONS TO OBLIGATIONS TO CLOSE		55
10.1	Conditions to Obligations of Each Party to Close	55
10.2	Conditions to Obligation of Buyer, Merger Sub and Merger Sub 2 to Close	56
10.3	Conditions to Obligation of the Company to Close	56

ARTICLE 11 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		58
11.1	Waiver of Claims Against Trust Account	58
11.2	Notices	58
11.3	No Survival	60
11.4	Expenses	60
11.5	Interpretation; Construction	60
11.6	No Third-Party Beneficiaries	61
11.7	Governing Law	61
11.8	Jurisdiction, Venue and Waiver of Jury Trial	61
11.9	Entire Agreement; Amendment; Waiver	61
11.10	Assignment; Binding Effect	62
11.11	Severability; Blue-Pencil	62
11.12	Counterparts	62
11.13	Disclosure Schedules	62
11.14	Legal Representation; Conflicts Waiver	62
11.15	Specific Enforcement	63
11.16	Appointment of Stockholder Representative	63

ARTICLE 12 CERTAIN DEFINITIONS		65

Business Combination Agreement	Page iii

GLOSSARY OF DEFINED TERMS

Definition	Location
Adjustment Reserve Amount	Section 2.1(h)
Affiliate	Article 12
Agreement	Preamble
Aggregate Purchase Price	Section 2.1
Allocation Schedule	Section 2.2(c)
Amended Buyer Charter	Section 8.10(b)
Ancillary Document	Article 12
Annual Balance Sheet Date	Section 3.4(a)(i)
Antitrust Laws	Section 6.1(a)
Applicable Law	Article 12
Book-Entry Shares	Section 1.3(k)
Business	Introduction
Business Combination	Section 11.1
Business Day	Article 12
Buyer	Preamble
Buyer Certificate of Incorporation	Article 12
Buyer Class F Common Stock	Article 12
Buyer Common Stock	Article 12
Buyer Disclosure Schedule	Article 5
Buyer Financials	Section 5.5(c)
Buyer Major Contract	Section 5.9(a)
Buyer Preferred Stock	Article 12
Buyer Private Placement Warrants	Section 8.16(a)
Buyer Public Unit	Article 12
Buyer Public Warrants	Article 12
Buyer Required Stockholder Approvals	Article 12
Buyer Securities	Article 12
Buyer Sponsor	Article 12
Buyer Stockholder Approval Matters	Section 8.10(b)
Buyer Stockholders’ Written Consent	Section 8.10(a)
Buyer Transaction Expenses	Article 12
Buyer’s Proposed Calculations	Section 2.5(a)
Cash	Article 12
Certificate	Section 1.3(k)
Certificates of Merger	Section 1.2
Clayton Act	Article 12
Closing	Section 2.3
Closing Date	Section 2.3
Closing Filing	Section 8.6(g)(ii)
Closing Indebtedness	Section 2.1(e)
Closing Net Working Capital	Article 12
Closing Press Release	Section 8.6(g)(ii)
Closing Share Consideration	Section 1.3(f)(iii)
COBRA	Article 12
COBRA Coverage	Section 8.1(c)
Code	Article 12
Common Share Merger Consideration	Section 1.3(i)
Common Stockholders	Article 12

Business Combination Agreement	Page iv

Company	Preamble
Company Common Stock	Article 12
Company Intellectual Property	Article 12
Company IP Agreements	Article 12
Company IT Systems	Article 12
Company Owned Software	Section 3.13(h)
Company Plan	Article 12
Company Preferred Stock	Article 12
Company Takeover Proposal	Section 7.2(a)
Company Transaction Expenses	Article 12
Consent	Section 3.3(b)
Contract	Article 12
D&O Indemnifiable Matters	Section 2.5(e)(ii)
Deferred Underwriting Amount	Article 12
DGCL	Article 12
Disclosure Schedule	Article 3
Dissenting Shares	Section 1.7(b)
DLLCA	Introduction
DOJ	Section 6.1(b)
Encumbrance	Article 12
Enforcement Limitation	Article 12
Environmental Claim	Article 12
Environmental Law	Article 12
Environmental Permits	Section 3.12(b)
ERISA	Article 12
ERISA Affiliate	Article 12
Estimated Purchase Price	Section 2.2(a)
Estimated Purchase Price Calculation Statement	Section 2.2(a)
Exchanged Amounts	Section 1.6(c)(i)
Expiration Time	Section 8.6(a)
Faegre Drinker	Section 2.3
Federal Trade Commission Act	Article 12
Final Purchase Price Calculation Statement	Section 2.5(a)
Financial Statements	Section 3.4(a)(ii)
First Certificate of Merger	Section 1.1
First Effective Time	Section 1.2
First Merger	Introduction
First Surviving Company	Section 1.1
Founder Shares	Article 12
Founders Shares Agreement	Introduction
Fractional Share Amount	Section 1.5
FTC	Section 6.1(b)
Fully Diluted Shares	Article 12
GAAP	Article 12
Governmental Authority	Article 12
Hazardous Activity	Section 3.12(b)
Hazardous Substance	Article 12
Holder	Section 2.7(c)
HSR Act	Article 12
Income Tax	Article 12
Indebtedness	Article 12
Indemnification Expense Reserve Amount	Section 2.1(j)

Business Combination Agreement	Page v

Independent Accounting Firm	Section 2.5(b)(ii)
Initial Expiration Date	Section 8.6(a)
Intellectual Property	Article 12
Interim Balance Sheet Date	Section 3.4(a)(ii)
Interim Balance Sheets	Section 3.4(a)(ii)
Interim Financial Statements	Section 3.4(a)(ii)
Interim Period	Section 6.5
IPO	Article 12
IPO Prospectus	Section 5.12
IPO Underwriters	Article 12
IRS	Article 12
Knowledge	Article 12
Leased Real Property	Section 3.11(a)
Letter of Transmittal	Section 1.3(f)
Liability	Article 12
Licensed Intellectual Property	Article 12
Lock-Up Period	Section 2.7(a)
Lock-Up Shares	Section 2.7(c)
Major Contract	Section 3.8(a)
Material Adverse Effect	Article 12
Material Unregistered IP	Section 3.13(a)
Merger Sub	Preamble
Merger Sub 2	Preamble
Mergers	Preamble
Multiemployer Plan	Article 12
Net Working Capital	Article 12
Net Working Capital Target	Article 12
NJBCA	Preamble
Nondisclosure Agreement	Section 6.4(a)
Notice of Alternative Transaction	Section 7.2(c)
Notice of Objection	Section 2.5(b)(i)
Offer to Purchase	Section 8.6(d)
Offer Documents	Section 8.6(d)
Offering Shares	Article 12
Open Source Code	Section 3.13(k)
Order	Article 12
Ordinary Commercial Agreement	Section 3.5(h)
Ordinary Course of Business	Article 12
Organizational Document	Article 12
Outside Date	Section 9.3(b)
Owned Real Property	Section 3.11(a)
Party	Article 12
Permit	Article 12
Permitted Encumbrance	Article 12
Person	Article 12
Plan	Article 12
Platform Agreements	Section 3.13(f)
Post-Closing Buyer Board	Article 12
Post-Closing Buyer Directors	Article 12
Post-Closing Equity Incentive Plan	Section 2.8(a)
Pre-Closing Tax Period	Article 12
Pre-Sale Communications	Section 11.14

Business Combination Agreement	Page vi

Preferred Payment	Section 2.1(f)
Private Warrant Amendment	Section 8.16(a)
Pro Rata Share	Section 2.5(c)(i)
Proceeding	Article 12
Public Certifications	Section 5.5(a)
Public Distributions	Section 11.1
Public Stockholders	Section 11.1
Public Warrant Amendment	Section 8.16(a)
Real Property	Section 3.11(a)
Real Property Lease	Section 3.11(a)
Redeemed Share	Article 12
Redemption	Section 8.10(b)
Redemption Percentage	Article 12
Reference Time	Article 12
Registered IP	Section 3.13(a)
Registration Rights Agreement	Section 8.7
Released Claims	Section 11.1
Representative Losses	Section 11.16(b)
Representatives	Article 12
Requisite Stockholders	Article 12
Schedule TO	Section 8.6(d)
SEC	Article 12
SEC Documents	Article 12
SEC Reports	Section 5.5(a)
Second Certificate of Merger	Section 1.2
Second Effective Time	Section 1.2
Second Merger	Introduction
Securities Act	Article 12
Shares	Article 12
Sherman Act	Article 12
Signing Filing	Section 8.6(g)(i)
Signing Press Release	Section 8.6(g)(i)
Software	Article 12
Sponsor Lock-up Agreements	Section 8.8
Stockholder	Article 12
Stockholder Litigation	Article 12
Stockholder Representative	Section 11.16
Stockholder Representative Reserve Fund	Section 11.16(c)
Stockholder Support Agreement	Article 12
Stockholders Agreement	Article 12
Straddle Period	Article 12
Subsidiary	Article 12
Surviving Company	Section 1.1
Tax	Article 12
Tax Return	Article 12
Tender Consideration	Section 8.6(a)
Tender Offer	Section 8.6(a)
Threatened	Article 12
Third Party Target	Section 5.20
TO Commencement Date	Section 8.6(a)
Transfer	Article 12

Business Combination Agreement	Page vii

Transfer Taxes	Section 1.8
Trust Account	Article 12
Trust Agreement	Article 12
VWAP	Article 12
WARN Act	Article 12
Warrant Agreement	Section 8.16(a)
Warrant Amendments	Section 8.16(a)
Warrant Holder Support Agreement	Section 8.16(b)
Warrantholder Consent Solicitation Statement	Section 8.16(c)
Wire Transfer Instructions	Section 2.2(a)
Written Consent	Introduction

Business Combination Agreement	Page viii

Execution Version

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is entered into as of September 18, 2020, by and among Legacy Acquisition Corp., a Delaware corporation (“Buyer”), Excel Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Buyer and directly owned Subsidiary of Merger Sub 2 (“Merger Sub”), Excel Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned Subsidiary of Buyer (“Merger Sub 2”), Onyx Enterprises Int’l Corp., a New Jersey corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholder Representative pursuant to the terms of Section 11.16 of this Agreement. Certain capitalized terms used in this Agreement are defined in Article 12 of this Agreement. This Agreement constitutes a plan of merger for purposes of Section 14A:10-1 of the New Jersey Business Corporations Act (the “NJBCA”).

INTRODUCTION

A. The Company is generally engaged in the business of operating an e-commerce platform for the automotive parts and accessories retail market (the “Business”).

B. As an inducement to the Company to enter into this Agreement, concurrently with the consummation of the transactions contemplated by this Agreement, each holder of the Founder Shares will enter into a Sponsor Support Agreement, substantially in the form of Exhibit A hereto (the “Sponsor Support Agreement”).

C. The Company, Buyer and Merger Sub intend to effect a merger of Merger Sub with and into the Company (the “First Merger”) in accordance with this Agreement, the NJBCA, and the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), where upon consummation of the First Merger, Merger Sub will cease to exist, and the Company will become a Subsidiary of Merger Sub 2. Immediately following the First Merger, the Company, as the surviving company of the First Merger, will merge with and into Merger Sub 2 (the “Second Merger”) in accordance with this Agreement, the NJBCA, the DGCL, and the DLLCA, whereupon consummation of the Second Merger, Merger Sub 2 will be the surviving company and the Company will cease to exist. The First Merger and the Second Merger are together referred to in this Agreement as the “Mergers.”

D. The Board of Directors of the Company has (i) approved this Agreement and the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and the Stockholders, and (iii) resolved to recommend that the Stockholders approve this Agreement and the transactions contemplated by this Agreement.

E. The respective boards of directors of each of Buyer, Merger Sub, and the Manager of Merger Sub 2 have approved this Agreement and the transactions contemplated by this Agreement, including the Merger, upon the terms and conditions set forth in this Agreement.

F. The Parties intend that the Mergers (i.e., the First Merger and Second Merger taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

G. This Agreement will be adopted, and the transactions contemplated by this Agreement will be approved, by the written consent of the Requisite Stockholders (the “Written Consent”) as promptly as practicable but not later than 11:59 pm (Eastern Time) on the day on which this Agreement is executed and delivered by all Parties.

Business Combination Agreement	Page 1

AGREEMENT

Each Party agrees as follows:

ARTICLE 1
THE MERGERS

1.1 Merger; Surviving Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL and the NJBCA, at the First Effective Time, Merger Sub will merge with and into the Company. As a result of the First Merger, the Company will continue as the surviving company of the First Merger (the “First Surviving Company”) and will continue its corporate existence under the laws of the state of New Jersey as a direct wholly owned Subsidiary of Merger Sub 2, and an indirect wholly owned Subsidiary of Buyer, and the separate corporate existence of Merger Sub will cease. Immediately thereafter, and as part of the same plan, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the NJBCA and the DLLCA, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub 2. As a result of the Second Merger, Merger Sub 2 will continue as the surviving company of the Second Merger (the “Surviving Company”) and will continue its existence under the laws of the state of Delaware as a wholly owned Subsidiary of Buyer, and the separate corporate existence of the First Surviving Company will cease.

1.2 Effective Times. On the Closing Date, subject to the payment by Buyer of the consideration required to be paid by Buyer at the Closing pursuant to this Agreement, the Parties will cause the First Merger to be consummated by filing a certificate of merger, in a form mutually agreeable to Buyer and the Company (the “First Certificate of Merger”), to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and with the Secretary of State of the State of New Jersey in accordance with the terms and conditions of the NJBCA and will take all such other actions as may be required by Applicable Laws to make the First Merger effective as promptly as practicable. The First Merger will become effective at the time that the First Certificate of Merger is accepted for filing by both the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, or at such later date and time as is specified in the First Certificate of Merger (such time and date being referred to herein as the “First Effective Time”). Immediately following the filing of the First Certificate of Merger, Merger Sub 2 shall cause a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DLLCA and with the Secretary of State of the State of New Jersey in accordance with the terms and conditions of the NJBCA and will take all such other actions as may be required by Applicable Laws to make the Second Merger effective as promptly as practicable. The Second Merger will become effective at the time that the Second Certificate of Merger is accepted for filing by both the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey, or at such later date and time as is specified in the Second Certificate of Merger (such time and date being referred to herein as the “Second Effective Time”). The First Effective Time shall precede in all events the Second Effective Time.

1.3 Effects of the Mergers.

(a) The Mergers will have the effects set forth in this Agreement, the Certificates of Merger and the applicable provisions of the NJBCA, DGCL and DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the First Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub will vest in the First Surviving Company, and all Liabilities and duties of the Company and Merger Sub will become the Liabilities and duties of the First Surviving Company. Also without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the First Surviving Company and Merger Sub 2 will vest in the Surviving Company, and all Liabilities and duties of the First Surviving Company and Merger Sub 2 will become the Liabilities and duties of the Surviving Company.

Business Combination Agreement	Page 2

(b) At the First Effective Time, the certificate of incorporation of the First Surviving Company will, by virtue of the First Merger and pursuant to the First Certificate of Merger, be amended and restated to read as the certificate of incorporation of Merger Sub, as in effect immediately prior to the First Effective Time, except that at the First Effective Time, (i) “Article I” of such certificate of the First Surviving Company will be amended and restated in its entirety to read as follows: “The name of the corporation is PARTS iD, Inc.,” and (ii) the limitations of liability and indemnification provisions will be revised to the extent necessary to comply with Section 8.2 of this Agreement. At the First Effective Time, the bylaws of the First Surviving Company will be amended and restated to read as the bylaws of Merger Sub, as in effect immediately prior to the First Effective Time, except that the Merger Sub’s bylaws will be revised to the extent necessary to comply with Section 8.2 of this Agreement.

(c) At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub 2 will, by virtue of the Second Merger and pursuant to the Second Certificate of Merger, remain in effect as the certificate of formation and limited liability company agreement of the Surviving Company, except that at the Second Effective Time, (i) “Article I” of such certificate of formation of the Surviving Company will be amended and restated in its entirety to read as follows: “The name of the limited liability company is “PARTS iD, LLC,” and (ii) the limitations of liability and indemnification provisions will be revised to the extent necessary to comply with Section 8.2 of this Agreement.

(d) Each of the Parties will take all necessary action to cause the directors of Merger Sub immediately prior to the First Effective Time to be the directors of the First Surviving Company immediately following the First Effective Time, to hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the First Surviving Company. Each of the Parties will take all necessary action to cause the manager of Merger Sub 2 immediately prior to the Second Effective Time to become the manager of the Surviving Company as of the Second Effective Time.

(e) The officers (i) of the Company immediately prior to the First Effective Time, who shall be the Persons named on Schedule 1.3(e), will be the officers of the Surviving Company immediately following the First Effective Time and (ii) of Merger Sub 2 immediately prior to the Second Effective Time, who shall be the persons named on Schedule 1.3(e), will be the officers of the Surviving Company immediately following the Second Effective Time, and such officers shall hold office until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

(f) At the First Effective Time, by virtue of the First Merger and without any action on the part of any Party and subject to delivery by the relevant Stockholder of the Certificates or Book-Entry Shares representing such Stockholder’s Shares, each duly endorsed in blank or accompanied by a separate executed stock power or similar document legally sufficient to assign the Shares to Buyer:

(i) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the First Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the First Surviving Company;

Business Combination Agreement	Page 3

(ii) the Shares of Company Preferred Stock (other than Dissenting Shares and Cancelled Shares) shall be automatically converted into the right to receive an amount in cash equal to the Preferred Payment;

(iii) each Share of Company Common Stock (other than Dissenting Shares and Cancelled Shares) shall be automatically converted into the right to receive (i) a number of shares of Buyer Common Stock equal to the Estimated Purchase Price divided by $10.00 (in each case, the “Closing Share Consideration”), (ii) the per share amount of payments, if any, to Common Stockholders under Section 2.5(c), and (iii) the per share amount of any other release to Common Stockholders generally under this Agreement, in each case determined by dividing the aggregate amount of such released amounts by the number of Fully Diluted Shares (collectively, clauses (i) – (iii), the “Common Share Merger Consideration”). For the avoidance of doubt, each component of the Common Share Merger Consideration will be payable only when, as and if, and in the forms contemplated by the applicable provisions of this Agreement; and

(iv) each Share that is owned or held in treasury by the Company or that is owned by Buyer or any of its wholly owned Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”) and no consideration shall be delivered in exchange therefor.

(g) All of the Shares converted into the right to receive the Preferred Payment or the Common Share Merger Consideration pursuant to this Article 1 shall no longer be outstanding and upon the conversion thereof shall cease to exist as of the First Effective Time, and uncertificated Shares represented by book entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the First Effective Time represented any such Shares (each, a “Certificate”) shall thereafter represent only the right to receive the Preferred Payment or the Common Share Merger Consideration into which the Shares represented by such Book-Entry Share or Certificate have been converted pursuant to this Section 1.3, as well as any dividends or other distributions to which Stockholders become entitled pursuant to Section 1.6.

1.4 Conversion of First Surviving Corporation Shares. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of the Parties or holders of any securities of the First Surviving Company or of Merger Sub 2, (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall remain issued and outstanding as a membership interest of the Surviving Company and (ii) all shares of common stock of the First Surviving Company shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist without any consideration being payable therefor.

1.5 Fractional Shares. No fraction of a share of Buyer Common Stock will be issued by virtue of the transactions contemplated by this Agreement. In lieu of any fractional share of Buyer Common Stock that otherwise would be issuable pursuant to this Agreement, each Stockholder who otherwise would be entitled to receive a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise be received by that holder) will be paid an amount in cash determined by multiplying (a) $10.00 by (b) the fraction of a share of Buyer Common Stock to which such Stockholder would otherwise be entitled on a payment date, which such product shall be rounded up to the nearest penny (the “Fractional Share Cash Amount”). No such holder shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share of Buyer Common Stock. For the avoidance of doubt, the Fractional Share Cash Amount constitutes part of the Common Share Merger Consideration.

Business Combination Agreement	Page 4

1.6 Exchange of Shares.

(a) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to Buyer, together with the documents specified in Section 1.3(f), duly completed and validly executed, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Common Share Merger Consideration or Preferred Payment, as applicable. No interest shall be paid or shall accrue on any Fractional Share Cash Amount payable upon surrender of any Certificate or Book-Entry Share. Until surrendered as contemplated by this Section 1.6(a), each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive, upon such surrender, the Common Share Merger Consideration or Preferred Payment, as applicable. Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate; instead, the Book-Entry Shares of such holder shall be deemed surrendered and shall forthwith be cancelled.

(b) Treatment of Unexchanged Shares. No dividends or other distributions, if any, with a record date after the First Effective Time with respect to Buyer Common Stock, shall be paid to the holder of any unsurrendered Share of Company Common Stock to be converted into the right to receive shares of Buyer Common Stock pursuant to Section 1.3 until such holder shall surrender such Shares in accordance with this Section 1.6. After the surrender in accordance with this Section 1.6 of a Share to be converted into the right to receive shares of Buyer Common Stock pursuant to Section 1.3, the holder thereof shall be entitled to receive (in addition to the Common Share Merger Consideration payable to such holder pursuant to this Section 1.6) any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Buyer Common Stock issuable in respect of such Share of Company Common Stock.

(c) No Further Ownership Rights in Capital Stock. From and after the First Effective Time, (i) all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Preferred Payment or Common Share Merger Consideration into which the Shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 1.6(a) (together with any dividends or other distributions to which such Certificates or Book-Entry Shares become entitled in accordance with Section 1.6(b)), without interest, and (ii) the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the stock transfer books of the Company shall remain closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of Shares that were outstanding immediately prior to the First Effective Time. If, at any time after the First Effective Time, any Certificates or Book-Entry Shares formerly representing Shares are presented to the Surviving Company or the Buyer for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article 1, subject to Applicable Laws in the case of Dissenting Shares.

(d) Unclaimed Amounts. Any portion of the Common Share Merger Consideration or the Preferred Payment (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares as of the second anniversary of the Closing shall, to the extent permitted by Applicable Law, become the property of the Surviving Company and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article 1 shall thereafter look only to Buyer or the Surviving Company (subject to abandoned property, escheat or similar Applicable Laws), as general creditors thereof, for satisfaction of its claim for Common Share Merger Consideration or Preferred Payment which such holder has the right to receive pursuant to this Article 1 without interest thereon.

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(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in form and substance reasonably acceptable to Buyer, the Buyer shall deliver, in exchange for such lost, stolen or destroyed Certificate, the applicable Common Share Merger Consideration or Preferred Payment, as applicable, deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

1.7 Notices to Stockholders; Dissenting Shares.

(a) The Company shall, as promptly as reasonably practicable after the date hereof, but in any event no later than 15 days after the date of this Agreement, mail or deliver to each Stockholder a letter from the Company providing such Stockholder with (i) a brief information statement regarding the Company and the transactions contemplated by this Agreement, (ii) the notification required by Section 14A:5-6 of the NJBCA with respect to the Written Consent, and (iii) notice in the manner contemplated in Section 14A:11-1 of the NJBCA of such Stockholder’s right to dissent to the First Merger pursuant Section 14A:11-1 of the NJBCA.

(b) Notwithstanding any other provision of this Agreement to the contrary, any Shares held by a Stockholder who has neither voted in favor of the First Merger nor consented thereto in writing and who will have properly demanded appraisal for such Shares in accordance with Section 14A:11-1 of the NJBCA (collectively, the “Dissenting Shares”) will not be converted into or represent the right to receive the Preferred Payment or Common Share Merger Consideration (or any portion thereof), in respect of such Dissenting Shares. Such Stockholder will instead be entitled to receive payment of the appraised value of such Dissenting Share in accordance with the provisions of Section 14A:11-1 of the NJBCA, except that any Dissenting Share held by a Stockholder who will have failed to perfect or who effectively will have withdrawn or otherwise lost his, her, or its rights to appraisal of such Shares under Section 14A:11-1 of the NJBCA will thereupon be deemed to have been converted into and to have become exchangeable, as of the First Effective Time, for the right to receive, in the manner provided in Section 1.6, the Preferred Payment or Common Share Merger Consideration, as applicable, without any interest thereon.

(c) At the First Effective Time, any holder of Dissenting Shares will cease to have any rights with respect thereto, except the rights provided in Section 14A:11-1 of the NJBCA.

(d) The Company shall provide Buyer prompt written notice of any demand received by it for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the First Effective Time pursuant to the DGCL that relates to such demand, and Buyer shall have the opportunity and the right to direct all negotiations and Proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

1.8 Transfer Taxes. All stamp, transfer, documentary, sales, use, registration and other such taxes, levies and fees (including any penalties and interest) incurred in connection with this Agreement and the Contemplated Transactions (collectively, the “Transfer Taxes”) will be the responsibility of the Stockholders. The Stockholders will, at their own expense, procure any stock transfer stamps required by, and properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax. No Transfer Taxes will be or become a Liability of Buyer or the Surviving Company. Each Transfer Tax Return will be prepared by the Party that customarily has primary responsibility for filing such Transfer Tax Return pursuant to Applicable Laws. Any Transfer Tax Returns prepared by the Company pursuant to this Section 1.8 will be made available to Buyer at least ten Business Days before such Transfer Tax Returns are due to be filed.

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ARTICLE 2
AGGREGATE PURCHASE PRICE; CLOSING; AND POST-CLOSING ADJUSTMENT

2.1 Aggregate Purchase Price. The term, “Aggregate Purchase Price,” means an amount equal to the sum of:

(a) $260,000,000,

(b) plus the amount, if any, by which the Closing Net Working Capital exceeds the Net Working Capital Target,

(c) minus the amount, if any, by which the Net Working Capital Target exceeds the Closing Net Working Capital,

(d) plus $25,000,000, which represents Cash that will be retained by the Company,

(e) minus the amount of Indebtedness of the Company at the First Effective Time (“Closing Indebtedness”),

(f) minus $20,000,000 paid to the holders of the outstanding Company Preferred Stock at the First Effective Time (“Preferred Payment”),

(g) minus the amount of all Company Transaction Expenses,

(h) minus $3,000,000 (the “Adjustment Reserve Amount”),

(i) minus $350,000 for the Stockholder Representative Reserve Fund, and

(j) minus, subject to Section 2.5(e)(i), $7,500,000, which represents potential indemnification expenses that may become payable by the Company relating to the Stockholder Litigation (the “Indemnification Expense Reserve Amount”).

2.2 Calculation of Estimated Purchase Price for Closing.

(a) On or before the third Business Day before the Closing Date, the Company will deliver to Buyer a written statement (the “Estimated Purchase Price Calculation Statement”) setting forth (i) the Company’s good faith estimate of the amount of (A) the Closing Net Working Capital, (B) the Closing Indebtedness, (C) the Company Transaction Expenses, and (ii) the Company’s resulting good faith estimate of the Aggregate Purchase Price based on the estimates in clause (i) and the other elements set forth in Section 2.1 (the “Estimated Purchase Price”), together with reasonably detailed documentation supporting such estimates in clauses (i) and (ii), and (iii) a certificate signed by an executive officer of the Company certifying that the estimated Closing Net Working Capital was determined in accordance with the terms of this Agreement. Schedule 2.2 sets forth the format for the calculation of the amounts described in this Section 2.2. Concurrently with delivery of the Estimated Purchase Price Calculation Statement, the Company will deliver to Buyer wire transfer instructions and other delivery information for the payments described in Section 2.4 (as may be amended from time to time thereafter, and which shall be orally confirmed, by the Company (if prior to Closing) or the Stockholder Representative (if after the Closing) prior to each payment hereunder, the “Wire Transfer Instructions”). Following the delivery of the Estimated Purchase Price Calculation Statement, if the Buyer has any objection to any amounts included in the Estimated Purchase Price Calculation Statement, Buyer and the Company shall reasonably cooperate in good faith to resolve such objections. If the Company and the Buyer are unable to resolve any dispute with respect to the Estimated Purchase Price Calculation Statement, such dispute shall not under any circumstance delay the Closing, and the amounts set forth in the Estimated Purchase Price Calculation Statement shall be the amounts used for the purposes of the Closing.

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(b) Not later than one Business Day before the Closing Date, Buyer shall deliver to the Company a statement certified by an executive officer of Buyer setting forth the Redemption Percentage.

(c) Not later than the third Business Day prior to the Closing Date, the Company will deliver to Buyer a schedule (the “Allocation Schedule”) setting forth (i) a list of the Stockholders as of the First Effective Time and, for each Stockholder, the number of Shares owned by that Stockholder and (ii) a calculation of all amounts and shares of Buyer Common Stock payable at the Closing to each Stockholder.

Each of the Company, Stockholder Representative (on behalf of the Stockholders), Buyer and Merger Sub acknowledge and agree that each of them will have the right to rely on the Allocation Schedule as setting forth a true, complete and accurate listing of all amounts due to be paid by Buyer, Merger Sub and the Company at Closing. Buyer, Merger Sub and the Surviving Company will not have any Liability with respect to the allocation of proceeds among the Stockholders resulting from any payments made to such Stockholders pursuant to the Allocation Schedule. The Stockholders, by approving this Agreement, agree that all Stockholders will cooperate with the Stockholder Representative, Buyer, the Surviving Company and the other Stockholders in order to ensure that each Stockholder receives its respective portion of any Preferred Payment or Common Share Merger Consideration that it is entitled to receive pursuant to the terms of this Agreement.

2.3 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article 8, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Faegre Drinker Biddle & Reath LLP (“Faegre Drinker”), in Florham Park, New Jersey, at 9:00 a.m. (local time) on a date to be mutually agreed upon by the Company and Buyer, which date will be no later than the third Business Day after all of the conditions set forth in Article 8 have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at Closing). The date on which the Closing occurs is referred to herein as the “Closing Date.” Documents may be delivered at the Closing by electronic delivery, and the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

2.4 Closing Payments. At Closing, Buyer will:

(a) pay and discharge (or cause to be paid and discharged), on behalf of the Company all Closing Indebtedness and Company Transaction Expenses set forth on the Estimated Purchase Price Calculation Statement, and the amount of the Stockholder Representative Reserve Fund, by wire transfer of immediately available funds pursuant to the Wire Transfer Instructions;

(b) hold in reserve that number of shares of Buyer Common Stock equal to the Adjustment Reserve Amount divided by $10.00, to be held by the Buyer pursuant to the terms of this Agreement;

(c) subject to Section 2.5(e)(i), hold in reserve that number of shares of Buyer Common Stock equal to the Indemnification Expense Reserve Amount divided by $10.00, to be held by the Buyer pursuant to the terms of this Agreement; and

(d) pay to an account for the holder of the Company Preferred Stock as designated in writing by the Company, an amount equal to the Preferred Payment by wire transfer of immediately available funds, in accordance with Article 1; and

(e) deliver to each Common Stockholder its Closing Share Consideration in shares of Buyer Common Stock in book-entry form, in accordance with Article 1.

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2.5 Purchase Price Adjustment.

(a) Buyer’s Preparation of the Statement. Within 90 days after the Closing Date, Buyer will prepare and deliver to each of the Stockholder Representative and the Buyer Sponsor a statement (the “Final Purchase Price Calculation Statement”) setting forth, in reasonable detail, Buyer’s calculations (“Buyer’s Proposed Calculations”) of (i) the amount of the Closing Net Working Capital, (ii) Closing Indebtedness, (iii) Company Transaction Expenses, and (iv) the resulting Aggregate Purchase Price based on the foregoing and the other elements set forth in Section 2.1.

(b) Objections; Resolution of Disputes.

(i) Unless one or both of the Stockholder Representative and the Buyer Sponsor notifies Buyer in writing within 45 days after Buyer’s delivery of the Final Purchase Price Calculation Statement of any objection to Buyer’s Proposed Calculations (the “Notice of Objection”), the Final Purchase Price Calculation Statement will become final and binding on the Parties at the end of such 45-day period. During such 45-day period, Stockholder Representative, the Buyer Sponsor and their respective representatives and advisors will be permitted to review all materials and information used by Buyer in preparing the Final Purchase Price Calculation Statement and Buyer will make available such personnel as are reasonably necessary to assist Stockholder Representative or the Buyer Sponsor in its respective review of the Final Purchase Price Calculation Statement. Any Notice of Objection must specify in reasonable detail the basis for the objections set forth therein.

(ii) If either or both of Stockholder Representative and the Buyer Sponsor (an “Objecting Party”) provides a Notice of Objection to Buyer and each other within such 45-day period, Buyer and the Objecting Party (or the Objecting Parties, if both the Stockholder Representative and the Buyer Sponsor deliver a Notice of Objection or elect to participate after the other party delivers a Notice of Objection) will, during the 30-day period following Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve the objections of Stockholders. During such 30-day period, Buyer and its independent auditors and other representatives and their advisors will be permitted to review the working papers of the Objecting Party and, if applicable, their representatives relating to the Notice of Objection and the basis therefor. If Buyer and the Objecting Party are unable to resolve all such objections within such 30-day period, the matters remaining in dispute that were properly included in the Notice of Objection will be submitted to RSM US LLP (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Buyer and the Objecting Party in writing and, if Buyer and the Objecting Party are unable to so agree within 10 days after the end of such 30-day period, then Buyer and the Objecting Party will each select such a firm and such firms will jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Accounting Firm”)). Buyer and the Objecting Party will instruct the Independent Accounting Firm to render its decision as promptly as practicable but in no event later than 30 days after its selection. Buyer and the Objecting Party will further instruct the Independent Accounting Firm to deliver a written report containing its calculation of the disputed items and a written explanation in reasonable detail of each required adjustment to the disputed items, including the basis for those adjustments. The Independent Accounting Firm will act as an expert and not an arbitrator to resolve the disputed matters solely based on submissions made on behalf of Stockholders and Buyer that are consistent with the terms of this Agreement (and not by independent review or additional discovery in any form). The Independent Accounting Firm will not assign a value to any item that is greater than the greater value for such item claimed by either Party or less than the lesser value for such item claimed by either Party. The resolution of disputed items by the Independent Accounting Firm will be final and binding, and the determination of the Independent Accounting Firm may be enforced as if it were an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the Party against which such determination is to be enforced, absent manifest error. Any Party may seek specific enforcement or take other necessary legal action to enforce any decision made by the Independent Accounting Firm. The other Party’s only defense to such a request for specific enforcement or other legal action shall be manifest error or fraud by or upon the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm will be apportioned between Buyer, on one hand, and the Objecting Party, on the other hand, based upon the inverse proportion of the amount of the disputed items on the Final Purchase Price Calculation Statement resolved in favor of each of Buyer and such Person (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses), with any expenses that are the responsibility of the Stockholders being paid out of the shares of Buyer Common Stock representing the Adjustment Reserve Amount. The Final Purchase Price Calculation Statement, as adjusted pursuant to this Section 2.5(b)(ii), will be final and binding on the Parties. All information provided by the Parties to each other and the Independent Accounting Firm under this Section 2.5 will be held in confidence and will not be further disclosed by the Parties and the Independent Accounting Firm.

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(c) Adjustment Payment. Upon determination, in accordance with Section 2.5(b), of the Final Purchase Price Calculation Statement and the final calculations of the items to be included therein under Section 2.5(a), the Aggregate Purchase Price will be recalculated using such finally determined amounts. The following payments, if any, will be deemed to be adjustments to the Aggregate Purchase Price for all purposes.

(i) If the Aggregate Purchase Price (as determined under this Section 2.5) exceeds the Estimated Purchase Price by more than $1,500,000, then Buyer will deliver or cause to be delivered, no later than three Business Days after the Final Purchase Price Calculation Statement becomes final and binding under Section 2.5(b), to each Common Stockholder, in book-entry form shares of Buyer Common Stock to each Common Stockholder equal to:

(A) (1) the Adjustment Reserve Amount; multiplied by (2) a fraction equal to (x) the number of Shares of Company Common Stock held by that Common Stockholder immediately prior to the First Effective Time divided by (y) the Fully Diluted Shares (each being that Common Stockholder’s “Pro Rata Share”); divided by (3) $10.00; plus

(B) (1) the lesser of (x) the amount of such excess (above the $1,500,000 threshold) or (y) $3,000,000; multiplied by (2) that Common Stockholder’s Pro Rata Share; divided by (3) $10.00.

(ii) If the Estimated Purchase Price exceeds the Aggregate Purchase Price (as determined under this Section 2.5) by more than $1,500,000, then no later than three Business Days after the Final Purchase Price Calculation Statement becomes final and binding under Section 2.5(b), Stockholder Representative and Buyer Sponsor will provide joint instructions to the Buyer to release from Buyer’s reserve established pursuant to Section 2.4(b) a number of shares of Buyer Common Stock equal to the lesser of (1) the amount of such excess (above the $1,500,000 threshold) divided by $10.00, and (2) the number of shares of Buyer Common Stock representing the Adjustment Reserve Amount. The Adjustment Reserve Amount is Buyer’s sole and exclusive source of recovery of any amount by which the Estimated Purchase Price exceeds the Aggregate Purchase Price by more than $1,500,000. Such instructions to the Buyer will also provide that any shares of Buyer Common Stock representing the balance of the Adjustment Reserve Amount after the release of reserved shares of Buyer Common Stock under the previous sentence will be delivered in book-entry form to the Common Stockholders, with an amount of shares of Buyer Common Stock so delivered to each Common Stockholder equal to that Common Stockholder’s Pro Rata Share of such remaining amount. Each payment to a Common Stockholder will be in accordance with the instructions provided by that Common Stockholder to the Buyer.

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(iii) If the Aggregate Purchase Price (as determined under this Section 2.5) is not more than $1,500,000 more or less than the Estimated Purchase Price, then no later than three Business Days after the Final Purchase Price Calculation Statement becomes final and binding under Section 2.5(b), Stockholder Representative and Buyer Sponsor will provide joint instructions to the Buyer to release the shares of Buyer Common Stock representing the Adjustment Reserve Amount and deliver in book-entry form such number of shares of Buyer Common Stock to each Common Stockholder equal to that Common Stockholder’s Pro Rata Share of such remaining amount. Each payment to a Common Stockholder will be in accordance with the instructions provided by that Common Stockholder to the Buyer.

(d) Adjustment Reserve Amount. The number of shares of Buyer Common Stock representing the Adjustment Reserve Amount will be held in reserve by Buyer pursuant to Section 2.4(b).

(e) Indemnification Expense Reserve Amount.

(i) The Indemnification Expense Reserve Amount will be $0 if (A) the Stockholder Litigation is finally settled or resolved by a court prior to Closing, and (B) the final amount of the D&O Indemnifiable Matters has either been paid by the Company prior to Closing or is included in the calculation of the Estimated Purchase Price, whether as Net Working Capital, Indebtedness, or Company Transaction Expenses.

(ii) The number of shares of Buyer Common Stock representing the Indemnification Expense Reserve Amount will be held in reserve by Buyer pursuant to Section 2.4(c) and this Section 2.5(e). The Indemnification Expense Reserve Amount will be reduced by any amount required (by final settlement or court resolution) to be indemnified by the Company after the Closing Date for any acts or omissions of the Company’s current or former officers, directors, governors, members, partners, or managers in connection with the Stockholder Litigation (the “D&O Indemnifiable Matters”), net of any amounts recovered by the Company under any insurance policy (including any directors’ and officers’ liability insurance) or other indemnity, contribution or similar payment received with respect to such matter. The Company will use reasonable best efforts to collect under all available insurance policies or indemnity, contribution or other similar agreements. For the avoidance of doubt, the right of offset against the Indemnification Expense Reserve Amount shall be the sole and exclusive remedy of the Company and its Affiliates for any D&O Indemnifiable Matters and the Indemnification Expense Reserve Amount shall not be available to the Company for any Liability other than a D&O Indemnifiable Matter.

(iii) The Company will promptly deliver written notice to the Stockholder Representative and to the Buyer Sponsor of any claim made against the Company with respect to a D&O Indemnifiable Matter. Such written notice will specify in reasonable detail the amount of the claim, the basis therefor, and a summary of rights that are reasonably available to the Company under any insurance policy, indemnity, contribution or similar agreement with respect thereto. The Company will provide the Stockholder Representative and the Buyer Sponsor with any other information reasonably requested by the Stockholder Representative or by the Buyer Sponsor with respect to any such claim. Any disputes regarding D&O Indemnifiable Matters or any purported offset against the Indemnification Expense Reserve Amount shall be resolved in accordance with Article 11.

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(iv) On the earlier to occur of: (A) the final settlement or court resolution of the Stockholder Litigation or (B) the second anniversary of the Closing Date, Buyer will release to each Common Stockholder a number of shares of Buyer Common Stock equal to (x) the remaining Indemnification Expense Reserve Amount, if any, multiplied by (y) that Common Stockholder’s Pro Rata Share, divided by (z) $10.00.

(v) If, within the five years following the second anniversary of the Closing Date, the Company receives any amounts under any insurance policy, indemnity, contribution or other similar agreement for any D&O Indemnifiable Matters that were previously deducted from the Indemnification Expense Reserve Amount, then the Company will promptly distribute those funds to the Common Stockholders in accordance with their respective Pro Rata Shares.

2.6 Withholding. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) the payor of each payment made pursuant to this Agreement shall be entitled to make such payment net of any Taxes required by Applicable Law to be deducted or withheld from such payment and (b) any amounts deducted or withheld from any such payment shall be timely remitted to the applicable Taxing authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Notwithstanding the foregoing, there shall not be any withholding on account of U.S. federal income Taxes on a payment to a Stockholder in respect of the Preferred Payment or in respect of its shares of Common Stock of the Common Share Merger Consideration if the Stockholder timely provides a valid duly executed IRS Form W-9, W-8BEN or W-8BEN-E claiming a complete exemption from backup withholding prior to Closing.

2.7 Lock-Up Period; Stop-Transfer Notices.

(a) Lock-Up Agreement. Each Common Stockholder agrees that such Common Stockholder shall not Transfer any Buyer Common Stock issued to such Common Stockholder as part of the Closing Share Consideration that may have been issued to such Common Stockholder prior to the earlier of (i) the first anniversary of the Closing Date, (ii) the date, following the 180th day after the Closing Date, on which the VWAP of Buyer Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), (iii) the date, following the 270th day after the Closing Date, on which the VWAP of Buyer Common Stock equals or exceeds $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), or (iv) Buyer’s completion of a liquidation, merger, stock exchange or other similar transaction that results in all of Buyer’s stockholders having the right to exchange their shares of Buyer Common Stock for cash, securities or other property (the “Lock-up Period”).

(b) Permitted Transfers. Notwithstanding the foregoing, during the Lock-up Period, Transfers of Closing Share Consideration are permitted to be made (i) in the case of an entity, as a distribution to its partners, stockholders or members; (ii) in the case of an individual, by a bona fide gift to one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, for estate planning purposes; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) if consented to in advance by the Post-Closing Buyer Board; provided, however, that in each case of clauses (i) through (iv), the permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other terms described in this Section 2.7 to the extent and for the duration that such terms remain in effect at the time of the Transfer.

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(c) Stop-Transfer Notice. Each holder of Buyer Common Stock, inclusive of any Person to whom shares of Buyer Common Stock have been Transferred by a Common Stockholder in accordance with Section 2.7(b)) (each, a “Holder”) of Buyer Common Stock issued pursuant to this Agreement hereby authorizes Buyer during each applicable Lock-Up Period to cause its transfer agent for the shares of Buyer Common Stock that are subject to restriction on Transfer during the applicable Lock-Up Period (“Lock-up Shares”) to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares for which the undersigned is the record holder and, in the case of Lock-up Shares for which the Holder is the beneficial holder but not the record holder, such Holder agrees during the applicable Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Lock-up Shares, if such Transfer would constitute a violation or breach of this Agreement. In addition, any Holder who is not a resident of the United States and is not an accredited investor as defined under Rule 501 of Regulation D under the Securities Act hereby authorizes Buyer to instruct its transfer agent to note that such Transaction Securities were issued under an exemption from registration under Regulation S and to utilize the CREST electronic clearing system for the purpose of compliance with legend and transfer restriction requirements as provided for by Regulation S. In addition, each Holder agrees that Buyer may issue appropriate stop transfer instructions to its transfer agent in order to ensure compliance with the Securities Act, including as to Regulation S as applicable.

(d) Releases from Lock-Ups. Buyer will not grant an early release or waiver of the restrictions imposed by any lock-up agreement upon the Buyer Sponsor or the Common Stockholders during the Lock-Up Period unless a similar release or waiver, on a pro rata basis, is provided to the Common Stockholders or the Buyer Sponsor, respectively, from any such Person’s lock-up agreement. Except as provided in this Section 2.7, Buyer shall not release, amend or waive the Sponsor Lock-Up Agreement or any lock-up agreement of any Common Stockholder and shall enforce any violations thereof

2.8 Equity Incentive Plan. Not less than five Business Days prior to the filing with the SEC of the Schedule TO, the board of directors of Buyer shall adopt, subject to approval as part of the Required Buyer Stockholder Approval, an equity incentive plan, in form and substance reasonably acceptable to the Company, that provides for the issuance of restricted stock units and other forms of equity incentive awards by Buyer subject to an aggregate cap on such awards equal to 12% of the number of shares of Buyer Common Stock on a fully-diluted basis (the “Post-Closing Equity Incentive Plan”).

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company concurrently with the execution and delivery of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer, Merger Sub and Merger Sub 2 as follows as of the date of this Agreement:

3.1 Organization and Good Standing. The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing has not had a Material Adverse Effect and will not materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein. The Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted. The Company does not hold any equity interest, directly or indirectly, of any other Person. The Company has made available to Buyer a true, correct and complete copy of the Organizational Documents of the Company.

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3.2 Capitalization. Section 3.2 of the Disclosure Schedule lists, as of the date hereof, the Shares owned by each Stockholder. Each Stockholder has good and valid title to all Shares owned by it, free and clear of any Encumbrance (other than restrictions imposed by securities laws applicable to securities generally and rights of Buyer under this Agreement). The Shares constitute all of the outstanding equity interests of the Company. All of the equity interests listed in Section 3.2 of the Disclosure Schedule are, or will be when issued, duly authorized, validly issued, and, if capital stock, fully paid and non-assessable. No equity interest of the Company was issued in violation of any Organizational Document of the Company, any Applicable Law or any preemptive right (or other similar right) of any Person. There is no: (i) preemptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (ii) equity appreciation, phantom stock, profit participation or similar right with respect to the Company; or (iii) voting trust, proxy or other Contract with respect to any equity interest of the Company. The Company does not have any Subsidiaries or own any equity interests in any other Person.

3.3 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The Company has all requisite corporate power to execute and deliver this Agreement and each Ancillary Document to which the Company is a party and the execution, delivery and performance of this Agreement and each Ancillary Document of the Company have been duly authorized and approved by the Board of Directors of the Company and, upon execution of the Written Consent, no other corporate or stockholder action on the part of the Company or the Stockholders is necessary to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery by Buyer of this Agreement and each Ancillary Document of Buyer, this Agreement is, and each Ancillary Document of the Company will be, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by the Company of this Agreement or of any Ancillary Document nor consummation by Company of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of the Company; (ii) violate any Applicable Law; (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to the Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, of the Company under any Major Contract; or (iv) result in the creation or imposition of any Encumbrance on the Shares, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above has not had a Material Adverse Effect and will not materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein. No consent or approval by, notification to or filing with any Person is required under any Major Contract in connection with the Company’s execution, delivery or performance of this Agreement or any Ancillary Document of the Company or the consummation of the transactions contemplated herein or therein by the Company or the Stockholders, except (1) the filing of the Certificates of Merger, (2) as required by Antitrust Laws, and (3) for any consent, approval, notice or filing, the absence of which has not had a Material Adverse Effect and will not materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein. “Consent” means each consent, approval, notice or filing listed in Section 3.3(b) of the Disclosure Schedule.

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3.4 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements Defined. Section 3.4(a) of the Disclosure Schedule contains a true, correct and complete copy of the following:

(i) the Company’s consolidated audited balance sheets as of, and audited income statements for each of the fiscal years ended on, December 31, 2019 (the “Annual Balance Sheet Date”), December 31, 2018, and December 31, 2017, together with the notes to the foregoing and the reports thereon of the Company’s independent auditors; and

(ii) the unaudited (1) balance sheet of the Company, on a consolidated basis, as of June 30, 2020 (such date is the “Interim Balance Sheet Date” and such balance sheets are the “Interim Balance Sheets”); and (2) income statement of the Company, on a consolidated basis, for the 6-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the annual financial statements described in Section 3.4(a)(i), the “Financial Statements”).

(b) Financial Statements. The Financial Statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial condition of the Company at their respective dates and the consolidated results of operations of the Company for the respective periods covered thereby, except (i) as otherwise disclosed in any note to the Financial Statements and (ii) that the Interim Financial Statements are subject to normal year-end adjustments and do not include notes.

(c) Undisclosed Liabilities. The Company does not have any Liabilities, except for Liabilities (i) disclosed in, provided for, adequately reflected in, reserved against or otherwise described in the Financial Statements (including in any note thereto) or that are or will be included in the calculations regarding the determination of the Aggregate Purchase Price under Section 2.5, (ii) that have arisen in the Ordinary Course of Business of the Company since the Interim Balance Sheet Date, (iii) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein, (iv) disclosed in or contemplated by this Agreement, including the Disclosure Schedule, or (v)  that would not have been required to be provided for, reflected in, or reserved against in the Financial Statements (including in any notes thereto) in accordance with GAAP.

(d) Internal Controls. The Company maintains a system of internal accounting controls with respect to its business that are designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the consolidated financial statements in accordance with GAAP. In connection with the routine audit practices of the Company and its independent auditors, the Company has not identified for the Company’s independent auditors any material weaknesses in internal controls nor to the Company’s Knowledge, has there been any incident of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the Company’s Knowledge, there are no significant deficiencies in the Company’s internal controls which could adversely affect the ability of the Company to record, process, summarize and report financial data.

3.5 Taxes.

(a) All material Tax Returns that were required to be filed by, on behalf of or with respect to the Company were timely filed on or before the applicable due date (taking into account any extension of such due date) and were correct and complete in all material respects. All Taxes owed by or with respect to the Company with respect to any Pre-Closing Tax Period were paid, or, in the case of Taxes not yet due, will be paid in full before the First Effective Time or will be properly included in Closing Net Working Capital.

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(b) The Company has not received a written claim since January 1, 2018 from any Governmental Authority in a jurisdiction where the Company does not file any Tax Return that the Company is or may be subject to Taxation by such jurisdiction.

(c) All material Taxes that the Company is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person.

(d) No Tax audit or other Tax Proceeding is pending or being conducted or is, to the Company’s Knowledge, Threatened against or otherwise with respect to the Company.

(e) The Company does not have in effect any waiver of any statute of limitations regarding any Tax nor has it agreed to any extension of time regarding the assessment of any Tax deficiency.

(f) There is no Encumbrance for any Tax upon any asset of the Company, except any Encumbrance for any current Tax not yet due.

(g) The Company is not aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(h) The Company is not a party to, not bound by or has no obligation under any Tax sharing Contract, Tax indemnification Contract, Tax allocation Contract or similar Contract (including any Contract providing for the sharing or ceding of Tax credits or Tax losses) and does not have a Liability to any Person as a result of or pursuant to any such Contract, in each case other than a Contract the primary purpose of which does not relate to Taxes (an “Ordinary Commercial Agreement”).

(i) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the Ordinary Course of Business.

(j) The Company has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(k) The Company does not have any material Liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by Contract or otherwise.

(l) The Company does not have any request for a material closing agreement, private letter ruling or similar ruling in respect of Taxes pending between the Company, on the one hand, and any Tax authority, on the other hand.

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(m) The Company has made available to Buyer true, correct and complete copies of the U.S. federal income Tax Returns filed by the Company for tax years since 2017.

(n) The Company has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o) The Company has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(p) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(q) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has not received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(r) For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

3.6 Litigation and Orders. There is no Proceeding pending or, to the Company’s Knowledge, Threatened against the Company as of the date of this Agreement (other than workers’ compensation claims), in each case that, if decided adversely to the Company, will have a Material Adverse Effect or will materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein. As of the date of this Agreement, the Company is not specifically identified as a party that is subject to any material restriction or limitation on any of its operations under any Order.

3.7 Compliance with Law; Permits. The Company is, and has been since January 1, 2018, in compliance with all Applicable Laws, except where the failure to be in compliance would not have a Material Adverse Effect. No written notice has been received by the Company from January 1, 2018 to the date of this Agreement from any Governmental Authority alleging that the Company is not or was not in compliance with any Applicable Law that has not been remedied or where such non-compliance would not have a Material Adverse Effect. The Company has in effect all Permits that are required for the Company to conduct the Business as currently conducted in all material respects, all such Permits are valid and in full force and effect, and the Company is in compliance in all material respects with the terms of such Permits.

3.8 Contracts.

(a) Section 3.8(a) of the Disclosure Schedule lists the following Contracts, in effect as of the date of this Agreement, to which the Company is a party (each a “Major Contract”):

(i) each Contract providing for the payment of any cash or other compensation or benefits upon the sale of all or a portion of the Company or the business of the Company;

(ii) each Contract for the employment of an individual or engagement of a consultant, in each case earning an annual base salary or annual consulting fee of $200,000 or more per year (other than offer letters entered into in the Ordinary Course of Business for employees or agreements with consultants where such relationship is terminable at-will);

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(iii) collective bargaining agreements;

(iv) each Contract that is reasonably expected to involve payments to the Company of more than $100,000 in the 12 months following the Closing Date (other than those Contracts that on the Closing Date will be terminable at will or upon not more than 90 days’ notice by the Company without any Liability to the Company, other than Liability with respect to services rendered before the termination thereof that is unrelated to such termination);

(v) each Contract that is reasonably expected to involve payments by the Company of more than $100,000 in the 12 months following the Closing Date (other than those Contracts that on the Closing Date will be terminable at will or upon not more than 90 days’ notice by the Company without any Liability to the Company, other than Liability with respect to services rendered before the termination thereof that is unrelated to such termination);

(vi) each Contract that restricts in any material respect the ability of the Company to compete with or conduct any line of business or employ any Person;

(vii) each Contract (other than any Contract that is terminable at will or upon not more than 90 days’ notice without any Liability to the Company, other than Liability with respect to periods prior to the termination thereof that is unrelated to such termination) that (1) requires any Person to purchase its total requirements of any product or service from any other Person or contains “take or pay” or similar provisions, or (2) contains a “most-favored nation” clause or similar term that provides preferential pricing or treatment or grants exclusive rights of any type or scope to any Person, in each case under clauses (1) and (2), that is material to the Company;

(viii) each Contract concerning the occupancy, management, or operation of any Real Property, including each Real Property Lease and each lease or sublease from the Company to any other Person with respect to any Real Property;

(ix) Company IP Agreements (other than a non-exclusive license for the use of any commercially available off-the-shelf software with an aggregate annual license or maintenance fee of less than $100,000);

(x) each Contract under which the Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person with outstanding principal amounts in the aggregate exceeding $200,000;

(xi) each Contract involving the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise), including any such Contract under which the Company has ongoing obligations for deferred purchase price, contingent, or earn-out payments; and

(xii) each Contract involving a partnership, joint venture, or otherwise with respect to any equity interests of or owned by the Company or involving a share of profits, losses, costs, or Liabilities by the Company with any other Person, or the appointment of officers, directors, managers, or governors of the Company.

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(b) The Company has made available to Buyer a true, correct and complete copy of each Major Contract, or a form thereof (or, in the case of any oral Major Contract, an accurate summary of the material terms thereof). With respect to each Major Contract (and with the following assuming that each Consent is obtained, which, for any Consent that is a filing or notice, means the making of such filing or notice), (i) such Major Contract is in full force and effect and is enforceable in accordance with its terms against the Company and, to the Company’s Knowledge, against each other party thereto, except in each case to the extent enforceability may be limited by any Enforcement Limitation, (ii) the Company is not and, to the Company’s Knowledge, no other party thereto is in material breach under such Major Contract, and (iii) no party to such Major Contract has terminated, modified, accelerated, or canceled such Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so.

3.9 Title to and Condition of Certain Assets. The Company has good title to, or a valid leasehold interest in or valid license for, each material tangible asset used by it, shown on the Interim Balance Sheet or acquired by it after the Interim Balance Sheet Date, free and clear of any Encumbrance other than any Permitted Encumbrance, except for any asset disposed of in its Ordinary Course of Business since the Interim Balance Sheet Date. The tangible properties and assets of the Company are in all material respects in satisfactory operating condition for the uses for which they are currently being put, subject to ordinary wear and tear and subject to any maintenance or repairs performed in the Ordinary Course of Business.

3.10 Certain Accounts. Section 3.10 of the Disclosure Schedule lists each bank account, cash account, brokerage account and other similar account in which the Company has any interest.

3.11 Real Property.

(a) Section 3.11(a) of the Disclosure Schedule lists the street address of (i) all real property owned by the Company (each being “Owned Real Property”); and (2) all real property leased or otherwise occupied by the Company pursuant to a real property lease, occupancy agreement or other Contract (each being “Leased Real Property,” and any Contract pursuant to which the Company leases or occupies any Leased Real Property, a “Real Property Lease”). The Owned Real Property and the Leased Real Property are, collectively, the “Real Property.”

(b) As to the Real Property, except as would not reasonably be expected to have a Material Adverse Effect:

(i) All of the land, buildings, structures and other improvements located thereon or used by the Company in the conduct of its business are included in the Real Property. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. The use and operation of the Real Property in the conduct of the Company’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement.

(ii) Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement or other instrument or agreement granting to any other Person any right to the possession, lease, occupancy or enjoyment of the Real Property in effect with respect to any Owned Real Property or Leased Real Property. There is no pending or Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Real Property or any sale or other disposition of any Real Property in lieu of condemnation.

(iii) The Company has a good and valid leasehold interest under each Real Property Lease. No Real Property Lease imposes any restriction that prevents or impairs the operation of the Business conducted at the relevant Leased Real Property. The Company is not in default or otherwise in breach under any Real Property Lease and no other party is in default or otherwise in breach thereof. The Company has made available to Buyer a true, correct and complete copy of each Real Property Lease.

(iv) The Company has no Owned Real Property.

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(v) The Company has made available to Buyer a true, correct and complete copy of all surveys (including ALTA land title surveys), title insurance commitments, title opinion letters, abstracts of title, recorded deeds, and title insurance policies covering any Real Property that are in the Company’s possession or control.

3.12 Environmental Matters.

(a) The Company has made available to Buyer a true, correct and complete copy of all Phase I and Phase II environmental site assessments and all other material reports related to the environmental condition of any of the Real Property that are in the Company’s possession or control.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) the Company has obtained or filed and is in material compliance with all Permits that are required under any Environmental Law for the operation of the Business as presently conducted, including without limitation those activities relating to the generation, use, storage, treatment, disposal, release or remediation of Hazardous Substances and relating to the compliance of the Real Property with Environmental Law (“Environmental Permits”), (ii) all Environmental Permits remain in full force and effect and any required renewals have been timely filed, (iii) the Company is in compliance with all Environmental Laws and the terms and conditions of all Environmental Permits, and (iv) to the Company’s Knowledge, there are no Hazardous Substances present on or in the environmental at any Real Property, including any Hazardous Substances contained in drums, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any Real Property, or incorporated into any structure therein or thereon, except for those Hazardous Substances used or handled in the Ordinary Course of Business and in compliance with Environmental Laws. Neither the Company, nor any Stockholder, nor any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Real Property or any other properties or assets in which the Company has or had an interest except for those Hazardous Activities conducted in the Ordinary Course of Business and in compliance with Environmental Laws. As used herein, “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Substances into the environment in a manner so as to result in Liability for the Company under any Environmental Law, and any other act, omission, business, operation or thing that would reasonably be expected to result in Liability for the Company under any Environmental Law.

(c) There is no Environmental Claim pending or, to the Company’s Knowledge, Threatened as of the date of this Agreement against the Company that, if decided adversely to the Company, will have a Material Adverse Effect or will materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Stockholder has any basis to expect, nor has any of them (or any other Person for whose conduct they are or may be held responsible) received, any actual or Threatened order, written notice, or other written communication from (i) any Governmental Authority or third party, or (ii) the current or prior owner or operator of any Real Property, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Liability or remedial action or recovery action with respect to the Real Property, or with respect to any property or facility at or to which Hazardous Substances were generated, manufactured, refined, transferred, imported, used, or processed by the Company, or the Stockholders, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Substances have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

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(d) Except as would not reasonably be expected to have a Material Adverse Effect, the Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner so as to create any Liability under any Environmental Law for the Company. To the Company’s Knowledge, there has been no disposal by the Company of any Hazardous Substances on or in any site listed or formally proposed to be listed on the National Priorities List promulgated pursuant to CERCLA or any foreign or state remedial priority list promulgated or maintained pursuant to any comparable foreign or state law, except in any such case in a manner that would have a Material Adverse Effect.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule lists all Intellectual Property owned or purported to be owned by the Company that is (i) registered with any Governmental Authority (or with any Person that maintains domain name registrations) and (ii) all applications for any such registration (clauses (i) and (ii) collectively, the “Registered IP”), specifying as to each, as applicable: the title, mark or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status. The Company has used commercially reasonable efforts to protect all Registered IP and all unregistered Company Intellectual Property used or held for use in the Company’s business which is material to the conduct of such business and listed on Section 3.13(a) of the Disclosure Schedule (“Material Unregistered IP”).

To the Company’s Knowledge, each item of Registered IP under clause (i) is valid, in full force and effect, and enforceable. The Company owns all right, title, and interest in and to each item of Registered IP and each item of Material Unregistered IP. The Company is the sole and exclusive legal and beneficial owner of all right, title, and interest in and to the Company Intellectual Property (free and clear of all Encumbrances, other than any Permitted Encumbrance), and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Company’s business and without payment of a royalty, license fee or similar fee (other than pursuant to a Major Contract or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.8).

(b) The Company has not received written notice that any Registered IP or Material Unregistered IP has been declared unenforceable or otherwise invalid by any Governmental Authority. There are no (i) actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or Threatened (including in the form of written offers to obtain a license) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property, (ii) to the Company’s Knowledge, actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or Threatened (including in the form of written offers to obtain a license) against the Company challenging the validity, enforceability, registrability, patentability, or ownership of any Licensed Intellectual Property which is material to the conduct of the Company’s business, (iii) the Company’s right, title, or interest in or to any Company Intellectual Property, or (iv) the Company’s right to use any Licensed Intellectual Property.

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(c) (i) The Company has not received any written charge, complaint, claim, demand or notice, alleging that the conduct of Company’s business or any use, sale or offer to sell any good or service of the Company or any Company Intellectual Property infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person (but excluding offers to license solely as part of bona fide offers to sell commercial software).

(ii) To the Company’s Knowledge, neither the Company nor the Company Intellectual Property is infringing upon, misappropriating or violating, or has infringed upon, misappropriated or violated, the Intellectual Property of any other Person.

(iii) Except as set forth in Section 3.13(c)(iii) of the Disclosure Schedule, to the Company’s Knowledge, no other Person is infringing upon, misappropriating or violating, has infringed upon, misappropriated or violated, the Company Intellectual Property.

(d) The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under Applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by Applicable Law. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Registered IP have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(e) The Company has taken reasonable steps to protect, preserve and maintain the confidentiality of all of its confidential information and trade secrets, including requiring its employees and independent contractors having access thereto to execute written nondisclosure agreements. To the Company’s Knowledge, no trade secret owned by the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a nondisclosure agreement or other appropriate instrument that adequately protects the Company’s proprietary interests in and to such trade secrets.

(f) The Company has complied in all material respects with all written terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no actions, whether settled, pending, or Threatened, alleging any material breach or other violation of any Platform Agreement by the Company.

(g) All Company IT Systems are in good working condition and are sufficient for the operation of the Company’s business as currently conducted. In the past five years, there has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining commercially reasonable backup, disaster recovery, and software and hardware support arrangements.

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(h) Company is in actual possession of a complete and correct copy of the source code for all proprietary components of the software that is part of the Company Intellectual Property (the “Company Owned Software’). To the Company’s Knowledge, no third party possesses any copy or a material portion of any source code for any Company Owned Software. Furthermore, the Company has (x) implemented reasonable security protocols to provide appropriate notice to applicable department supervisors regarding unauthorized access to the Company Owned Software, and (y) the Company has not received written notice of any breach of such security protocols.

(i) Except for application programming interfaces and other interface code that is generally available to customers, Company has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code for any Company Owned Software to any escrow agent or any other Person, other than an employee, independent contractor, or consultant of Company pursuant to a valid and enforceable written agreement prohibiting use or disclosure except in the performance of services for the Business. Without limiting the foregoing, neither the execution of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, or would reasonably be expected to, result in the release from escrow or other delivery to any Person of any source code for any Company Owned Software. As of the date hereof, to the Company’s Knowledge, there has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code (including any material portion) for any Company Owned Software. To the Knowledge of the Company, the Company Owned Software is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such software or its processing environment, including other programs, equipment and data. The Company has taken reasonable steps to prevent the introduction of such instructions, devices or techniques into the Company Owned Software.

(j) No Open Source Code has been or is being used or distributed, in whole or in part, in a manner that would require any Company Owned Software (other than any Open Source Code portions thereof that were obtained from third parties and any portions thereof which are distributed as source code by the Company in the Ordinary Course of Business) to be licensed, disclosed or distributed without charge or under terms that require disclosure of source code. For purposes of this Agreement, “Open Source Code” means any software code (including, without limitation, any source code components, applications, plug-ins or libraries) that is distributed as “open source software” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and redistribution of such software. Open Source Code includes, without limitation, software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(k) The Company has in place a privacy policy regarding the collection and use of customer information in accordance with Applicable Law in all material respects. The Company has complied, in all material respects, with all Applicable Law and all Company publicly posted policies, notices, and statements concerning the Company’s collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company’s business. In the past three years the Company has not (i) to the Company’s Knowledge, experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) received any written notice of any audit, investigation, complaint, or other action by any Governmental Authority or other Person concerning the Company’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any Applicable Law concerning privacy, data security, or data breach notification. The transfer by Company to Purchaser of data subject to such privacy policy does not violate such privacy policy or the privacy rights of such customers.

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(l) Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Company Intellectual Property or Licensed Intellectual Property.

3.14 Insurance. The Company maintains in full force and effect insurance (including self-insurance) for the Business in amounts and coverages that are reasonable and customary for Persons engaged in businesses similar to that engaged in by the Company and sufficient for material compliance with all Applicable Laws.

3.15 Absence of Certain Events. Since the Interim Balance Sheet Date, (a) the Company has conducted the Business in the Ordinary Course of Business and (b) there has not been any event that has had a Material Adverse Effect. Since the Interim Balance Sheet Date to the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of Buyer under, Section 7.1.

3.16 Employee Benefits.

(a) Section 3.16(a) of the Disclosure Schedule lists all Company Plans and Plans sponsored, maintained or contributed to by an ERISA Affiliate. The Disclosure Schedule separately identifies each Company Plan that contains a change in control provision and each Company Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Company primarily for the benefit of employees outside of the United States.

(b) Each Company Plan is, and has been for the last six years, administered and operated in compliance in all material respects with its terms, Applicable Laws and any applicable collective bargaining agreements and other similar Contracts.

(c) Each Company Plan that is intended to be qualified under Section 401 of the Code has either received a favorable determination letter from the IRS with respect to the qualification and tax-exempt status of the Company Plan or is maintained on a preapproved plan document and is entitled to rely upon a favorable opinion letter issued by the IRS with respect to its qualified plan and tax-exempt status, and, to the Company’s Knowledge, nothing has occurred (or failed to occur) since the receipt of such determination or opinion letter to cause the loss of the Company Plan’s qualification and tax-exempt status, and such Company Plan has been amended in form for compliance with current law. The Company has not maintained, sponsored or contributed to a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code.

(d) For the last six years, each Company Plan has in all material respects appropriately and timely filed and distributed all required reports and descriptions of the Company Plans (including IRS Form 5500 Annual Reports and Summary Plan Descriptions), and all notices required by ERISA, the Code or any other state or federal law, ruling or regulation with respect to the Company Plans. All contributions to the Company Plans for all periods ending on or before Closing (including periods from the first day of the current plan year to Closing) have been properly accrued.

(e) To the Company’s Knowledge, no prohibited transactions (as defined in Section 406 of ERISA or Section 4975 of the Code) have occurred with respect to the Company Plans.

(f) The minimum funding requirements of Section 412 of the Code and Section 302 of ERISA have always been satisfied, as applicable.

(g) Neither the Company nor any ERISA Affiliate maintains, sponsors or contributes, or has ever maintained, sponsored or contributed, to any Plan that is (i) a “defined benefit plan” (as defined in ERISA Section 3(35)) or (ii) a Multiemployer Plan and do not reasonably expect to incur any withdrawal liability relating to a Multiemployer Plan. The Company and its ERISA Affiliates have not incurred nor reasonably expect to incur any liability under Title IV of ERISA. No Company Plan has assets that include securities issued by the Company.

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(h) There is no material Proceeding pending or, to the Company’s Knowledge, Threatened against or with respect to the Company or Company Plan or fiduciary of a Company Plan as of the date of this Agreement regarding any Company Plan, in each case that was brought by or on behalf of any current or former employee of the Company, by any beneficiary or dependent of any such employee, by any Governmental Authority with jurisdiction over any Company Plan or by any fiduciary or co-fiduciary, in each case other than routine claims for benefits.

(i) None of the payments contemplated by any Company Plan would, in the aggregate, constitute excess parachute payments (as defined in Section 280G of the Code) and neither the execution, delivery or performance of this Agreement would accelerate the payment, vesting or funding of benefits under any of the Company Plans.

(j) For the last six years, the Company has complied with COBRA in all material respects. The Company has no retiree health plan obligations (other than COBRA).

(k) The Company has not attempted to maintain the grandfathered health plan status under the Affordable Care Act of any Company Plan that is a welfare benefit plan under Section 3(1) of ERISA.

3.17 Employees and Labor Relations.

(a) All employees of the Company are “at will” employees whose employment may be terminated without notice and without material Liability therefor.  Each Company employee has entered into a non-competition and non-solicitation agreement with the Company. To the Company’s Knowledge, the Company has not hired any employee or retained any independent contractor in violation of any restrictive covenant, non-compete agreement, non-solicitation or confidentiality agreement to which such employee or retained independent contractor is a party. No Person has made or Threatened a claim or provided written notice to the Company of any claim that the Company has hired any employee or retained any independent contractor in violation of any such restrictive covenant, non-compete agreement, non-solicitation or confidentiality agreement. To the Company’s Knowledge, no current or former employee or independent contractor is in breach of any restrictive covenant, non-compete agreement, non-solicitation or confidentiality agreement between such Person and the Company.

(b) (i) The Company is not a party to any collective bargaining agreement or other Contract with any union or labor organization; (ii) no union or labor organization or employee group has filed any representation petition or made any written demand to the Company for recognition; (iii) to the Company’s Knowledge, since January 1, 2018, no employees of the Company have engaged in any efforts with any union, labor organization, or employee group to organize such employees and no such efforts are Threatened; (iv) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2018 or, to the Company’s Knowledge, is Threatened; and (v) there is no material employment-related Proceeding pending or, to the Company’s Knowledge, Threatened, including any such pending or Threatened Proceeding regarding an alleged violation or breach by the Company (or any of its managers, officers, directors, or governors) of any Applicable Law or Contract.

(c) Since January 1, 2015 the Company has not implemented any plant closing or layoff of employees subject to the requirements of the WARN Act or any similar Applicable Law.

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(d) The Company is in compliance with all Applicable Laws relating to employment and employment practices to the extent the same relate to employees of the Company, independent contractors or individuals employed through third party staffing agencies, except where the failure to be in compliance would not have a Material Adverse Effect. The Company has not received any written notice from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States, except where such violation or alleged violation would not have a Material Adverse Effect.

(e) The Company has, based upon its reasonable determination, properly classified all employees, leased employees, consultants and independent contractors that perform services for the Company for all purposes (including for all Tax purposes), in compliance with Applicable Law except where the failure to be in compliance would not have a Material Adverse Effect. All independent contractors and consultants engaged by the Company are properly registered with the applicable Governmental Authority, where required by Applicable Law. All independent contractors have entered into individual entrepreneur services agreements with the Company, where required under Applicable Law. The Company has not retained the services of any unpaid volunteers or unpaid interns to perform services for the Business in the past three years. There is no relationship between the Company and a third party for the rendering of services that would reasonably be expected to create a joint-employer relationship between the Company and a third party.

3.18 Certain Business Relationships. The Company is not a party to any Contract or material transaction with any of its Affiliates, except (a) employment Contracts and Company Plans, (b) any Contract or transaction on terms comparable in all material respects to terms customary in an arm’s-length arrangement of such type where the termination of such Contract or transaction will not materially and adversely affect the operation of the Business or (c) as otherwise expressly contemplated herein.

3.19 Vendors and Subcontractors. To the Company’s Knowledge, its vendors and subcontractors, including subcontractors providing distribution center services, comply with all Applicable Laws in all material respects, including relating to bribery and corruption. To the Company’s Knowledge, none of the Company’s vendors or subcontractors have been investigated by any Governmental Authority or have been found by any Governmental Authority to be in violation of any Applicable Laws relating to the provision of services to the Company or the sale of the Company’s products, or have engaged in conduct that would reasonably be expected to have a Material Adverse Effect on the Company. Section 3.19 of the Disclosure Schedule lists the top twenty vendors to the Company and the Company’s top ten subcontractors providing distribution center services for calendar year 2019 based on total transaction value.

3.20 Brokers. Except as provided in Section 3.20 of the Disclosure Schedule, the Company does not have any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer or the Company to become liable for payment of any fee or expense with respect thereto.

3.21 No Other Representations or Warranties. NONE OF THE COMPANY, THE STOCKHOLDERS, STOCKHOLDER REPRESENTATIVE OR ANY OTHER PERSON MAKES ANY REPRESENTATIONS OR WARRANTIES TO BUYER OR ANY OTHER PERSON EXCEPT AS CONTAINED IN ARTICLE 3 OF THIS AGREEMENT, IN EACH CASE AS MODIFIED BY THE DISCLOSURE SCHEDULE, OR IN ANY OTHER ANCILLARY DOCUMENT EXECUTED AND DELIVERED BY OR ON BEHALF OF THE COMPANY, ANY STOCKHOLDER OR STOCKHOLDER REPRESENTATIVE PURSUANT TO THIS AGREEMENT AND THE COMPANY, STOCKHOLDERS, AND STOCKHOLDER REPRESENTATIVE HEREBY DISCLAIM ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, INCLUDING REGARDING ANY PRO FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR SIMILAR OTHER FORWARD-LOOKING STATEMENTS PROVIDED BY OR ON BEHALF OF THE COMPANY, THE STOCKHOLDERS, OR STOCKHOLDER REPRESENTATIVE.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND MERGER SUB 2

Merger Sub and Merger Sub 2 each represent and warrant to the Company as follows as of the date of this Agreement:

4.1 Organization and Good Standing. Merger Sub is a corporation duly organized and validly existing and in good standing under the laws of the state of Delaware. Merger Sub 2 is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

4.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization. The execution, delivery and performance of this Agreement and each Ancillary Document of Merger Sub and Merger Sub 2 has been duly authorized and approved by all necessary corporate or limited liability company action with respect to Merger Sub or Merger Sub 2, as applicable, and such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Company of this Agreement and each Ancillary Document to which any is a party, this Agreement is, and each Ancillary Document of Merger Sub or Merger Sub 2 at Closing will be, the legal, valid and binding obligation of Merger Sub or Merger Sub 2, as applicable, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(b) Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by Merger Sub or Merger Sub 2 of this Agreement or of any Ancillary Document nor consummation by Merger Sub or Merger Sub 2 of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Merger Sub or Merger Sub 2, as applicable; (ii) violate any Applicable Law; or (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Merger Sub or Merger Sub 2, as applicable, to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to it under any Contract to which it is a party, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above will not materially and adversely affect its ability to consummate the transactions contemplated in this Agreement. No consent or approval by, notification to or filing with any Person is required in connection with the execution, delivery or performance of this Agreement or any Ancillary Document by Merger Sub or Merger Sub 2 or the consummation by Merger Sub or Merger Sub 2 of the transactions contemplated herein or therein, except (1) the filing of the Certificates of Merger, (2) as required by Antitrust Laws, or (3) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect the ability of Merger Sub or Merger Sub 2 to consummate the transactions contemplated by this Agreement.

4.3 Capitalization. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is and immediately prior to the First Effective Time will be, owned by Merger Sub 2 (free and clear of all Encumbrances). All of the issued and outstanding equity interests of Merger Sub 2 are, and at the First Effective Time and Second Effective Time will be, owned by Buyer (free and clear of all Encumbrances). Since their respective dates of incorporation or organization, Merger Sub and Merger Sub 2 have not carried on any business nor conducted any operations other than the execution of this Agreement and the performance of their respective obligations hereunder and matters ancillary thereto.

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4.4 Litigation and Orders. There is no Proceeding pending or, to the Knowledge of Buyer, Threatened against Merger Sub or Merger Sub 2 as of the date of this Agreement that, if decided adversely to Merger Sub or Merger Sub 2, will materially and adversely affect the ability of Merger Sub or Merger Sub 2 to consummate the transactions contemplated in this Agreement. As of the date of this Agreement, neither Merger Sub nor Merger Sub 2 is subject to an Order that will materially and adversely affect its ability to consummate the transactions contemplated in this Agreement.

4.5 Brokers. Neither Merger Sub nor Merger Sub 2 has any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Merger Sub, Merger Sub 2 or the Company to become liable for payment of any fee or expense with respect thereto.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the disclosure schedule delivered by Buyer concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Schedule”), Buyer hereby represents and warrants to the Company and the Stockholders as follows as of the date of this Agreement:

5.1 Organization and Good Standing. Buyer (a) is a duly organized and validly existing corporation in good standing under the laws of the state of Delaware and (b) has full corporate power and authority to own and lease its properties and assets and conduct its business. Buyer is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of its properties and assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement.

5.2 Authority and Authorization; Conflicts; Consents.

(a) Authority and Authorization.

(i) The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer has been duly authorized and approved by all necessary corporate action with respect to Buyer, and such authorization and approval remains in full force and effect. Assuming due authorization, execution and delivery by the Company and the Stockholders of this Agreement and each Ancillary Document to which any is a party, this Agreement is, and each Ancillary Document of Buyer at Closing will be, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.

(ii) The affirmative vote of a majority of the votes cast by the holders of outstanding shares of Buyer Common Stock and Buyer Class F Common Stock, voting as a single class, in person or represented by proxy and entitled to vote thereon, is required to (i) approve this Agreement, the Business Combination and any related transactions contemplated hereby; (ii) approve the adoption of the Post-Closing Equity Incentive Plan; (iii) approve the issuance of the Closing Share Consideration and shares of Buyer Common Stock to be held in reserve by Buyer as part of the Adjustment Reserve Amount as described herein; (iv) approve the Required Buyer Stockholder Approval; and (v) adjourn the Buyer stockholder meeting called for purposes of approving these matters, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt these matters. Other than the matters described in this paragraph or any actions consented to by Buyer under Section 8.4(b)(i) that require consent of the holders of Buyer Common Stock and Buyer Class F Common Stock or as set forth in Section 5.2(a)(ii) of the Buyer Disclosure Schedule, there are no other votes of the holders of the Buyer’s capital stock with respect to the Business Combination, the matters set forth herein or any related matters.

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(b) Conflicts; Consents. Subject to the receipt of the Consents and the making of filings and submissions referenced in the next sentence, neither the execution nor delivery by Buyer of this Agreement or of any Ancillary Document nor consummation by Buyer of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice): (i) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer; (ii) violate any Applicable Law; or (iii) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer to accelerate, increase, terminate, modify or cancel any material right or obligation in a manner adverse to Buyer under any Contract to which Buyer is a party, except where such a breach, violation, default, conflict or right under clause (ii) or (iii) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement. Except as set forth in Section 5.2(b) of the Buyer Disclosure Schedule, no consent or approval by, notification to or filing with any Person is required in connection with Buyer’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or the consummation by Buyer of the transactions contemplated herein or therein, except (1) the filing of the Certificates of Merger, (2) as required by Antitrust Laws, (3) the approvals of Buyer’s Stockholders of the matters described in Section 5.2(a)(ii), (4) the approvals of the holders of the Buyer Public Warrants as described in Section 8.16, or (5) for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

5.3 Board Approval. The Board of Directors of Buyer has, as of the date of this Agreement, at a meeting duly called and held or by unanimous written consent, adopted resolutions (a) approving this Agreement and the consummation of the transactions contemplated by this Agreement upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement and the transactions contemplated by this Agreement are fair to, and in the best interests of, Buyer and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Buyer for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the transactions contemplated by this Agreement and (v) declaring that this Agreement is advisable. Such resolutions have not been amended or rescinded by the Board of Directors of Buyer prior to the date of this Agreement.

5.4 Capitalization.

(a) The authorized capital stock of Buyer as of the date of this Agreement consists of 111,000,000 shares, which includes (i) 100,000,000 shares of Buyer Common Stock, (ii) 10,000,000 shares of Buyer Class F Common Stock, and 1,000,000 shares of Buyer Preferred Stock. The issued and outstanding Buyer Securities as of the date of this Agreement are set forth in Section 5.4(a) of the Buyer Disclosure Schedule. All outstanding Buyer Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Applicable Law or the Buyer Organizational Documents or any Contract to which Buyer is a party. None of the outstanding Buyer Securities has been issued in violation of any applicable securities laws. Buyer does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Section 5.4(b) of the Buyer Disclosure Schedule, there is no (i) preemptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, Buyer; (ii) equity appreciation, phantom stock, profit participation or similar right with respect to Buyer; or (iii) voting trust, proxy or other Contract with respect to any equity interest of Buyer. Other than the Redemption, as set forth in Section 5.4(b) of the Buyer Disclosure Schedule, or as expressly set forth in this Agreement, there are no outstanding obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any other securities of Buyer or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Section 5.4(b) of the Buyer Disclosure Schedule, there are no shareholders agreements, voting trusts or other agreements or understandings to which Buyer is a party with respect to the voting of any shares of capital stock or other securities of Buyer.

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(c) All Indebtedness of Buyer is disclosed in Section 5.4(c) of the Buyer Disclosure Schedule. No such Indebtedness of Buyer contains any restriction upon: (i) the prepayment of any such Indebtedness, (ii) the incurrence of Indebtedness by Buyer or (iii) the ability of Buyer to grant any Encumbrance on its properties or assets.

(d) Since its date of formation, except as expressly contemplated by this Agreement or described in Section 5.4(d) of the Buyer Disclosure Schedule or as disclosed in the Buyer’s SEC Reports filed prior to the date of this Agreement, Buyer has not declared or paid any distribution or dividend in respect of its shares of capital stock and has not repurchased, redeemed or otherwise acquired any of its shares of capital stock, and neither Buyer’s Board of Directors has authorized any of the foregoing.

(e) Buyer has no plan or intention to reacquire Buyer Common Stock issued to the Stockholders or to liquidate, merge, or otherwise cause the disposition of any of the assets of the Company after the Mergers, other than dispositions in the Ordinary Course of Business. Following the Mergers, Buyer and its Subsidiaries plan to continue the historic business of the Company or use a significant portion of the Company’s business assets in a business.

5.5 SEC Filings and Buyer Financials.

(a) Buyer, since its formation, has filed all SEC Documents with the SEC under the Securities Act and the Exchange Act, together with any amendments, restatements or supplements thereto. Except to the extent available on the SEC’s web site through EDGAR, Buyer has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Buyer’s annual reports on Form 10-K for each fiscal year of Buyer beginning with the first year Buyer was required to file such a form; (ii) Buyer’s quarterly reports on Form 10-Q for each fiscal quarter that Buyer filed such reports to disclose its quarterly financial results and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Buyer with the SEC (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder to the extent in effect at the time of filing and (y) except to the extent an SEC Report has been revised, amended, supplemented or superseded by a later-filed SEC Report that has been filed prior to the date of this Agreement, and did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at their respective filing dates with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing with the SEC. As used in this Section 5.5, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. (I) The Buyer Public Units, the Buyer Common Stock, and the Buyer Public Warrants are listed on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock may then be listed), (II) Buyer has not received any written deficiency notice from the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed) relating to the continued listing requirements of such Buyer Securities, (III) there are no Proceedings pending or, to the Knowledge of Buyer, Threatened against Buyer by the Financial Industry Regulatory Authority or any other Person with respect to the continued listing of such Buyer Securities on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed), including any intention by such entity to suspend, prohibit or terminate the quoting of such Buyer Securities on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed) and (IV) such Buyer Securities are in compliance with all of the applicable listing and corporate governance rules of the NYSE (or such other nationally recognized stock exchange).

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(b) None of (i) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) the Information Statement; or (iii) the mailings or other distributions to Buyer’s stockholders or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (i) through (iii), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c) The financial statements and notes contained or incorporated by reference in the SEC Reports (the “Buyer Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Buyer at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K promulgated by the SEC, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Buyer’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. Buyer’s management has completed an assessment of the effectiveness of Buyer’s disclosure controls and procedures and, to the extent required by Applicable Law, presented in any applicable SEC Report, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Buyer’s management’s most recently completed evaluation of Buyer’s internal control over financial reporting, (i) Buyer had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Buyer’s ability to record, process, summarize and report financial information and (ii) Buyer does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

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(e) Except as and to the extent reflected or reserved against in the Buyer Financials, Buyer has not incurred any liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Buyer Financials, other than liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Buyer’s formation in the Ordinary Course of Business.

5.6 Taxes.

(a) All material Tax Returns that were required to be filed by, on behalf of or with respect to Buyer were timely filed on or before the applicable due date (taking into account any extension of such due date) and were correct and complete in all material respects. All Taxes owed by or with respect to Buyer with respect to any Pre-Closing Tax Period were paid, or, in the case of Taxes not yet due, will be timely paid.

(b) Buyer has not, since its formation, received a written claim from any Governmental Authority in a jurisdiction where Buyer does not file any Tax Return that Buyer is or may be subject to Taxation by such jurisdiction.

(c) All material Taxes that Buyer is or was required to withhold or collect in connection with any amount paid or owing to any employee, independent contractor, stockholder, nonresident, creditor or other third party have been duly withheld or collected and have been paid, to the extent required, to the proper Governmental Authority or other Person.

(d) No Tax audit or other Tax Proceeding is pending or being conducted or is, to Buyer’s Knowledge, Threatened against or otherwise with respect to Buyer.

(e) Buyer does not have in effect any waiver of any statute of limitations regarding any Tax nor has it agreed to any extension of time regarding the assessment of any Tax deficiency.

(f) There is no Encumbrance for any Tax upon any asset of Buyer, except any Encumbrance for any current Tax not yet due.

(g) Buyer is not aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the transactions contemplated by this Agreement from qualifying as a “reorganization” within the means of Section 368 of the Code.

(h) Buyer is not a party to, not bound by or has no obligation under any Tax sharing Contract, Tax indemnification Contract, Tax allocation Contract or similar Contract (including any Contract providing for the sharing or ceding of Tax credits or Tax losses) and does not have a Liability to any Person as a result of or pursuant to any such Contract, in each case other than an Ordinary Commercial Agreement.

(i) Buyer will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the Ordinary Course of Business.

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(j) Buyer has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Buyer was the common parent).

(k) Buyer does not have any material Liability for the Taxes of any Person (other than the Buyer) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, or, except pursuant to an Ordinary Commercial Agreement, by Contract or otherwise.

(l) Buyer does not have any request for a material closing agreement, private letter ruling or similar ruling in respect of Taxes pending between the Buyer, on the one hand, and any Tax authority, on the other hand.

(m) Buyer has made available to Company true, correct and complete copies of the U.S. federal income Tax Returns filed by the Buyer.

(n) Buyer has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(o) Buyer has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(p) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Buyer any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(q) Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Buyer has not received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(r) For U.S. federal income tax purposes, the Buyer is, and has been since its formation, classified as a corporation.

5.7 Litigation and Orders. There is no Proceeding pending or, to the Knowledge of Buyer, Threatened against Buyer as of the date of this Agreement that, if decided adversely to Buyer, will materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement. As of the date of this Agreement, Buyer is not subject to an Order that will materially and adversely affect Buyer’s ability to consummate the transactions contemplated in this Agreement.

5.8 Compliance with Law; Permits. Buyer is, and has been since its formation, in compliance with all Applicable Laws, except where the failure to be in compliance would not have a Material Adverse Effect. No written notice has been received by Buyer since its formation to the date of this Agreement from any Governmental Authority alleging that Buyer is not or was not in compliance with any Applicable Law that has not been remedied or where such non-compliance would not have a Material Adverse Effect. Buyer has in effect all Permits that are required for Buyer to conduct the Business as currently conducted in all material respects, all such Permits are valid and in full force and effect, and Buyer is in compliance in all material respects with the terms of such Permits.

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5.9 Buyer Major Contracts.

(a) Except as set forth in Section 5.9(a) of the Buyer Disclosure Schedule, other than this Agreement and the Ancillary Documents (including the Warrant Amendments) to which Buyer is a party, there are no Contracts to which Buyer is a party which (i) creates or imposes a Liability greater than $100,000, (ii) is not terminable at will or upon not more than 90 days’ notice by Buyer without any Liability to Buyer, other than Liability with respect to services rendered before the termination thereof that is unrelated to such termination, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Buyer as its business is currently conducted, any acquisition of material property by Buyer, or restricts in any material respect the ability of Buyer from engaging in business as currently conducted by it or from competing with any other Person (each, a “Buyer Major Contract”). All Buyer Major Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) Buyer has made available to the Company a true, correct and complete copy of each Buyer Major Contract, or a form thereof (or, in the case of any oral Buyer Major Contract, an accurate summary of the material terms thereof). With respect to each Buyer Major Contract (and with the following assuming that each Consent is obtained, which, for any Consent that is a filing or notice, means the making of such filing or notice), (i) such Buyer Major Contract is in full force and effect and is enforceable in accordance with its terms against Buyer and, to Buyer’s Knowledge, against each other party thereto, except in each case to the extent enforceability may be limited by any Enforcement Limitation, (ii) Buyer is not and, to Buyer’s Knowledge, no other party thereto is in material breach under such Buyer Major Contract, and (iii) no party to such Buyer Major Contract has terminated, modified, accelerated, or canceled such Buyer Major Contract or any material right or Liability thereunder or communicated in writing such party’s desire or intent to do so.

5.10 Properties. Since its formation, Buyer has not owned, licensed or otherwise has the right to use any material real property or personal property. Since its formation, Buyer has not owned, licensed or otherwise had any right, title or interest in any material Intellectual Property.

5.11 Insurance. Buyer maintains in full force and effect insurance (including self-insurance) in amounts and coverages that are reasonable and customary for Persons engaged in business similar to that engaged in by Buyer and sufficient for material compliance with all Applicable Laws.

5.12 Absence of Certain Events. Buyer, since its formation, has (a) conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the final prospectus for Buyer’s initial public offering dated November 16, 2017 (the “IPO Prospectus”) (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) has not been subject to a Material Adverse Effect.

5.13 Employees and Employee Benefit Plans. Since its formation, Buyer has not (a) had any employees or (b) maintained, sponsored, contributed to or otherwise had any Liability (including by virtue of membership in a “controlled group” of companies) under, any Plan.

5.14 Certain Business Relationships. Except as set forth in Section 5.14 of the Buyer Disclosure Schedule or except as disclosed in the Buyer’s SEC Reports filed prior to the date of this Agreement, Buyer is not a party to any Contract or material transaction with any of its Affiliates.

5.15 Investment Company Act. Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

5.16 Ownership of Transaction Consideration. Subject to obtaining the Required Buyer Stockholder Approval and the filing of the Amended Buyer Charter with the Secretary of State of the State of Delaware, all Closing Share Consideration be issued and delivered to the Stockholders and all shares of Buyer Common Stock to be reserved in an amount equal to the Adjustment Reserve Amount , in each case in accordance with Article 2, shall be, upon issuance and delivery of such consideration free and clear of all Encumbrances, other than the restrictions under applicable securities laws, the restrictions set forth in Section 2.7 and any Encumbrances incurred by any Stockholder, and fully paid and non-assessable, and the issuance and sale of Buyer Common Stock pursuant to this Agreement will not be subject to or give rise to any preemptive rights or rights of first refusal.

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5.17 Trust Account.

(a) The Trust Agreement is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been amended or modified (other than as it may be amended or modified during prior to the Closing Date with the consent of the Company not to be unreasonably withheld, delayed or conditioned). Except as set forth in Section 5.17(a) of the Buyer Disclosure Schedule, there are no separate agreements, side letters, or other agreements or understandings that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person to any portion of the funds in the Trust Account prior to the Closing other than the matters described in Section 11.1.

(b) As of the date of this Agreement, the Trust Account consists of no less than $63.7 million invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except for the matters described in Section 11.1.

5.18 Lock-Up Agreements. Except as provided in Section 5.18 of the Buyer Disclosure Schedule or in Buyer’s SEC Reports, Buyer has not entered into a lock-up agreement with any of Buyer’s stockholders, founders or sponsor (as such parties are disclosed in the IPO Prospectus).

5.19 Securities. Buyer is acquiring the Shares hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities law. Buyer acknowledges that none of the Shares may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares.

5.20 No Discussions. Other than discussions and negotiations relating to the Business Combination, including potential financing that may be required in connection therewith, and discussions with the Company, the Stockholders and their respective Affiliates and Representatives with respect to the Business Combination, Buyer is not actively pursuing with any other Person (each a “Third Party Target”): (a) a sale or exclusive license of all or substantially all of any Third Party Target’s assets to Buyer or its’ Affiliates; (b) any merger, consolidation or other business combination transaction with respect to any Third Party Target; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by Buyer or its Affiliates of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of any Third Party Target.

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5.21 Independent Investigation; No Reliance. The consummation of the transactions contemplated by this Agreement by Buyer is not done in reliance upon any representation or warranty by, or information from, the Company, any Stockholder, or any of their respective Affiliates, employees, or representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedule), and Buyer acknowledges that the Stockholders and the Company expressly disclaim any other representations and warranties. The consummation of the transaction contemplated by this Agreement by Buyer is instead done entirely on the basis of Buyer’s own investigation, analysis, judgment, and assessment of the present and potential value and earning power of the Company, as well as those representations and warranties by the Company and the Stockholders specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedule). Buyer acknowledges that neither the Company nor any Stockholder has made any representations or warranties to Buyer regarding the probable success or profitability of the Company or the Business. Buyer further acknowledges that none of the Company, the Stockholders, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its business or the transactions contemplated by this Agreement not specifically and expressly set forth in Article 3 (as modified by the Disclosure Schedule), and none of the Company, the Stockholders, or any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or its representatives or Buyer’s use of any such information, including any confidential information memoranda distributed on behalf of the Company relating to the Business or other publications or data room (including any electronic or “virtual” data room) information provided or made available to Buyer or its representatives, or any other document or information in any form provided or made available to Buyer or its representatives, including any management presentations, in connection with the transactions contemplated by this Agreement.

5.22 Brokers. Except as provided in Section 5.22 of the Buyer Disclosure Schedule, Buyer does not have any Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the Company or any Stockholder to become liable for payment of any fee or expense with respect thereto.

ARTICLE 6
CERTAIN COVENANTS

6.1 Certain Actions to Close Transactions.

(a) Consents and Notifications Generally. On the terms and subject to the conditions of this Agreement (including Sections 6.1(b) and 6.1(c)), the Company and Buyer will use its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, consummation of the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (iii) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) obtain as promptly as practicable all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. None of the Company, Stockholders, or Buyer will, nor will they permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article 6 either being delayed or not being satisfied.

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(b) Antitrust Notification. In furtherance and not in limitation of the foregoing, the Company and Buyer will (i) as promptly as practicable, but in no event later than 10 Business Days after the date of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by the FTC, the DOJ or any other Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.1 necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable (and in any event no later than the Outside Date). The Company and Buyer will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission under the HSR Act or such other Antitrust Law.

(c) Antitrust Actions. Buyer agrees to take, or cause to be taken (including by its Affiliates), any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Buyer (or its Affiliates), (ii) creating, terminating, or divesting relationships, ventures, contractual rights, or obligations of Buyer or its Affiliates and (iii) otherwise taking or committing to take any action that would limit Buyer’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines, or properties of Buyer or its Affiliates, in each case as may be required in order to obtain all approvals, consents, clearances, expirations, or terminations of waiting periods, registrations, permits, authorizations, and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the transactions contemplated by this Agreement under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date. For the avoidance of doubt, nothing in this Agreement requires the Company or any Stockholder to, and Buyer may not and may not agree to, divest, hold separate, or otherwise take any action that limits Buyer’s, the Company’s, any Stockholder’s or their respective Affiliates’ freedom of action, ownership or control with respect to, any of the businesses, assets, equity interests, product lines or properties of the Company, any Stockholder, or any of their respective Affiliates.

(d) Antitrust Proceedings. In furtherance and not in limitation of the covenants of the Parties contained in this Section 6.1, if any Proceeding, including any Proceeding by a private party, is instituted (or Threatened to be instituted) challenging the transactions contemplated by this Agreement or the Ancillary Documents as violative of any Antitrust Law, the Company and Buyer will use commercially reasonable efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

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(e) Cooperation. The Company and Buyer will use (and will cause their respective Affiliates to use) its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private party, (ii) promptly inform the other Party of (and supply to the other Party) any communication received by such Party from, or given by such Party to, the FTC, the DOJ, or any other Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding the transactions contemplated by this Agreement, (iii) permit the other Party to review in advance and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated by this Agreement and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences. The Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve the applicable privilege.

(f) No Liability for Unobtained Consents and Permits. Except the obligation to use commercially reasonable efforts set forth in Section 6.1 (or as a result of a breach of any representation or warranty in Article 3), none of the Company or any Stockholder will have any obligation whatsoever to Buyer arising out of, relating to, or resulting from the failure to obtain any Consent or Permit (provided that the Company and the Stockholders have performed their obligations under this Agreement). No term of this Agreement will be breached, and no condition will be deemed not satisfied as a result of (i) the failure to obtain any Consent or Permit or (ii) any Proceeding commenced or Threatened by or on behalf of any Person arising out of, relating to, or resulting from the failure to obtain any Consent or Permit.

6.2 Access to Information.

(a) Pre-Closing Access for Buyer. From the date hereof through Closing, subject to the Nondisclosure Agreement and the reasonable confidentiality precautions of the Company, the Company will (i) cause Buyer and its representatives to have reasonable access during normal business hours and upon prior consent of the Company (not to be unreasonably withheld, conditioned or delayed), to the facilities, books and records of the Company for the opportunity to investigate the Business, and (ii) furnish to Buyer and its representatives such additional financial and operating data and other information relating to the Business as Buyer reasonably requests. Buyer and its representatives will conduct such investigation in a manner that does not unreasonably interfere with the operations of the Company and will not have access to any personnel without the written consent of the Chief Executive Officer of the Company. All non-public or otherwise confidential information regarding the Company obtained by Buyer or any of its representatives pursuant to this Section 6.2(a) will be kept confidential in accordance with the Nondisclosure Agreement. Nothing contained in this Section 6.2 obligates the Company or any of its Affiliates to (1) violate any Applicable Law, (2) breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily or otherwise (provided that the Company will, and will cause its Affiliates to, use commercially reasonable efforts to obtain any third-party consents or waivers that would permit the supply of such information), or (3) jeopardize the protection of any attorney-client or attorney work product privilege or similar privilege.

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(b) Post-Closing Access for the Stockholders and Buyer Sponsor. Throughout the seven-year period after Closing, subject to Buyer’s reasonable confidentiality precautions, Buyer will, during normal business hours and upon reasonable notice from any Stockholder or the Buyer Sponsor: (i) cause the Stockholder, the Stockholder Representative, the Buyer Sponsor and their respective representatives to have reasonable access to the books and records (including financial and Tax records, Tax Returns, files, papers and related items) of the Company, and to the personnel responsible for preparing and maintaining such books and records, in each case to the extent necessary or reasonably desirable to (1) defend or pursue any Proceeding, (2) prepare or audit financial statements, (3) prepare or file Tax Returns, or (4) address Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; and (ii) permit the Stockholders, Stockholder Representative, the Buyer Sponsor and their respective representatives to make copies of such books and records for the foregoing purposes, at their expense. If requested by Buyer, the applicable Stockholder or the Buyer Sponsor will provide reasonable substantiation of the purpose for such access to show that such access is for any of the foregoing purposes. Nothing contained in this Section 6.2 obligates Buyer or any of its Affiliates to (1) violate any Applicable Law, (2) breach any duty of confidentiality owed to any Person whether such duty arises contractually, statutorily or otherwise (provided that Buyer will, and will cause its Affiliates to, use commercially reasonable efforts to obtain any third-party consents or waivers that would permit the supply of such information), or (3) jeopardize the protection of any attorney-client or attorney work product privilege or similar privilege.

(c) Post-Closing Retention of Information by the Stockholders and Buyer Sponsor. At and after Closing, the Stockholders and the Buyer Sponsor may retain in their (or any of its Affiliates’ or representatives’) respective possession, subject to Buyer’s reasonable confidentiality precautions, any copies of any books or records of such types described in Section 6.2(b) that are in the possession or control of the Stockholders, Stockholder Representative or the Buyer Sponsor (or the possession or control of any of their respective Affiliates or representatives), in each case for any purpose described in Section 6.2(b).

6.3 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as the other Party reasonably requests to carry out such purpose. The foregoing will be at the expense of such requesting Party, except to the extent this Agreement otherwise allocates such expense to any other Party.

6.4 Confidentiality and Publicity.

(a) Nondisclosure Agreement. Subject to the other terms of this Section 6.4, each Party acknowledges that the information being furnished or made available to it in connection with the transactions contemplated under this Agreement and the Ancillary Documents is subject to the terms of the Confidentiality Agreement between the Company and Buyer, dated July 24, 2020 (the “Nondisclosure Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Nondisclosure Agreement will terminate with respect to information relating exclusively to the Company.

(b) Confidentiality. From and after the Closing, each Stockholder shall keep confidential any and all non-public information relating to the Company or the Business; provided, however, that no Stockholder shall be liable hereunder with respect to any disclosure to the extent such disclosure is determined by that Stockholder (with the advice of counsel) to be required or requested in connection with any Applicable Law or Order and provided further that a Stockholder may disclose any such information as reasonably necessary to perform its obligations or enforce its rights under this Agreement and the Ancillary Documents. If a Stockholder is required or requested in connection with any Applicable Law or Order to disclose any non-public information, that Stockholder shall (i) to the extent permissible by such Applicable Law or Order, provide Buyer with prompt written notice of such requirement, (ii) disclose only that information that the Stockholder determines (with advice of counsel) is required or requested to be disclosed, and (iii) use reasonable efforts to preserve the confidentiality of such non-public information, including by, at Buyer’s request, reasonably cooperating with Buyer (at Buyer’s sole cost and expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that is or becomes available to the public after the Closing other than as a result of a disclosure by a Stockholder in breach of this Section 6.4(b).

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(c) Publicity. Except as stated in this Agreement (including Section 8.6) or as required by Applicable Law or the rules or regulations of the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed), each Party will not, and each Party will cause each of its Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of each Party provided, however, that each Party may make any such announcement which it in good faith believes, based on advice of legal counsel, is necessary or advisable in connection with any requirement of Applicable Law or the rules or regulations of the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed), it being understood and agreed that each Party will, to the extent reasonably practicable, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made and will consider in good faith any comments made by the other Parties.

6.5 Notification of Changes. From the date of this Agreement until the earlier to occur of (a) the Closing or (b) termination of this Agreement in accordance with the provisions of Section 9.3 (the “Interim Period”), each Party shall promptly advise the others in writing of (i) any event occurring subsequent to the date of this Agreement that would render the representations or warranties of that Party contained in this Agreement untrue or inaccurate such that the condition set forth in Section 10.2(a) or Section 10.3(a), as applicable, would not be satisfied, (ii) any breach of the covenants or obligations of that Party under this Agreement or any Ancillary Document to which it is a party such that the condition set forth in Section 10.2(b) or Section 10.3(b), as applicable, would not be satisfied (except to the extent such covenant or obligation shall by its terms be complied with or satisfied at the Closing), (iii) any Material Adverse Effect on that Party. In no event shall the giving of any such notice be deemed to cure any breach of this Agreement or to modify the Disclosure Schedule or Buyer Disclosure Schedule, as applicable, in each case, except if the Closing occurs.

6.6 Post-Closing Board of Directors. The Parties shall take all necessary action so that the Post-Closing Buyer Directors are the board of directors of Buyer.

ARTICLE 7
CERTAIN COVENANTS OF THE COMPANY AND STOCKHOLDERS

7.1 Pre-Closing Conduct of Business by the Company. Except as expressly contemplated in this Agreement (including in Schedule 7.1), as required under Applicable Law or any Contract in existence on the date of this Agreement to which the Company is a party, or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through Closing:

(a) the Company will conduct its business in its Ordinary Course of Business; provided, however, that:

(i) no action or failure to take action by the Company with respect to the matters addressed in Section 7.1(b) shall constitute a breach of this Section 7.1(a) unless such action or failure to take such action would also constitute a breach of Section 7.1(b); and

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(ii) nothing in this Section 7.1(a) requires that the Company make any capital expenditure or otherwise pay any amounts or incur any expense, nor does it prohibit the Company from making any distribution of Cash to its equity holders; and

(b) the Company will not do any of the following:

(i) issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of the Company or right to any such equity interest, other than in the ordinary course administration of any Company Plan;

(ii) split, combine, or reclassify any equity interests of the Company;

(iii) make any purchase, sale, or disposition of any asset (including by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any other Person) of more than $500,000 individually or $2,000,000 in the aggregate, except in its Ordinary Course of Business;

(iv) grant any Encumbrance on any material asset, other than (i) pursuant to a Major Contract (or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 3.8) or (ii) any Permitted Encumbrance;

(v) sell, assign, convey, transfer, abandon, allow to lapse, fail to maintain or dispose of any Company Intellectual Property or Company IP Agreements (except nonexclusive licenses or sublicenses granted in the Ordinary Course of Business), or fail to take reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property;

(vi) become a guarantor with respect to any obligation of any other Person or assume any obligation of any such Person for borrowed money;

(vii) incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty;

(viii) except in its Ordinary Course of Business, enter into any Contract that would, if existing on the date hereof, be a “Major Contract,” or amend or terminate any Major Contract in any respect that is material and adverse to the Company;

(ix) (i) fail to prepare and timely file all material Tax Returns with respect to Tax Returns required to be filed by the Company before Closing or timely withhold and remit any Taxes or (ii) make or change any material election with respect to Taxes;

(x) (i) adopt or change any material accounting method or principle, except as required under GAAP or (ii) change any annual accounting period;

(xi) except in its Ordinary Course of Business or as may be required under any existing Contract or Applicable Law, (i) enter into any employment agreement or grant any bonus or otherwise materially increase the compensation payable to or to become payable to, or benefits of, any director, officer or management-level employee with an annual salary of more than $200,000 other than annual cost of living or merit increases of not more than 5% (as determined by reference to the employees of the Company in the aggregate), or (ii) amend in any material respect or terminate any Company Plan or enter into any new arrangements that would, if existing on the date hereof, constitute a Company Plan;

(xii) amend any of its Organizational Documents;

(xiii) pay, discharge, settle or satisfy any material Liability, except (i) in its Ordinary Course of Business or (ii) to the extent reflected or reserved for on the Interim Balance Sheet;

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(xiv) commence or settle any litigation claim that is pending or Threatened against, relating to or involving the Company or the Stockholders, other than in the Ordinary Course of Business, if the settlement amount would not be covered by insurance or reserves reflected in the Financial Statements and would be in excess of $500,000 individually or $2,000,000 in the aggregate or that would materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein;

(xv) file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against such entity under any other similar Applicable Law;

(xvi) abandon or discontinue any material existing aspect of the Business or enter into any material new line of business; or

(xvii) agree or commit to do any of the foregoing.

(c) the Stockholders will not do any of the following:

(i) commence or settle any litigation claim that is pending or Threatened against, relating to or involving the Company or the Stockholders that would materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein; or

(ii) directly or indirectly Transfer, or permit any Encumbrance to arise or be placed on, any of the Stockholder’s shares of Company Common Stock or Company Preferred Stock.

7.2 No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the First Effective Time or the termination of this Agreement pursuant to Section 9.3, neither the Company nor any Stockholder will, and the Company will cause each authorized representative or agent of Stockholders or the Company not to, directly or indirectly, solicit, initiate, seek, or encourage any inquiry, proposal, or offer from or furnish any information to any Person (other than Buyer or any Person on its behalf) regarding any transaction that would constitute a Company Takeover Proposal. Stockholders and the Company will, and will cause each authorized representative or agent of Stockholders or the Company to, immediately terminate all such discussions or negotiations that may be in progress on the date hereof regarding a Company Takeover Proposal. “Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to, in a single transaction or series of related transactions, any (a) direct or indirect acquisition or exclusive license of 20% or more of the assets of the Company (based on the fair market value thereof) or assets comprising 20% or more of the revenues, net income or EBITDA (net income, before interest, Taxes, depreciation and amortization) of the Company, (b) direct or indirect acquisition of 20% or more of the outstanding Company Common Stock or the outstanding voting power of the Company (or any other equity interests of the Company representing such voting power giving effect to any right of conversion or exchange thereof), (c) tender offer or exchange offer that if consummated would result directly or indirectly in any Person or group (or the stockholders of any Person or group) beneficially owning 20% or more of the outstanding Company Common Stock or the outstanding voting power of the Company (or any other equity interests of the Company representing such voting power giving effect to any right of conversion or exchange thereof), (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction involving the Company which would result in any Person or group (or the stockholders of any Person or group) beneficially owning, directly or indirectly, 20% or more of the outstanding Company Common Stock or the outstanding voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity (or any equity interests of the Company representing such voting power giving effect to any right of conversion or exchange thereof) or (e) any combination of the foregoing.  For the avoidance of doubt, the sales and purchases of inventory and fixed assets in the Ordinary Course of Business of the Company, the Business Combination and the transactions contemplated by this Agreement shall not be deemed a Company Takeover Proposal.

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7.3 Cooperation with Information Statement and SEC Filings.

(a) Prior to the Closing and in connection with Buyer’s preparation of the Information Statement, any other filing required to be made by Buyer with the SEC under the Exchange Act or any responses to any comments from the SEC relating to the Information Statement, the Schedule TO or other required filings, the Company shall use its commercially reasonable efforts to provide to Buyer, and shall use its commercially reasonable efforts to cause its Representatives, including legal and accounting representatives, to provide all cooperation reasonably requested by Buyer that is customary in connection with the preparation of the Information Statement, Schedule TO and such other filings or responses to SEC comments, which may include, among other things, obtaining the consents of any auditor to the inclusion of the financial statements of Company in the Information Statement and other filings with the SEC. The Company agrees that it will use commercially reasonable efforts to provide all information reasonably necessary for Buyer to prepare and file the Information Statement and Schedule TO no later than October 2, 2020 (or as soon as reasonably practicable thereafter).

(b) The Company and Buyer shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the stockholders of Buyer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Company or Buyer, or any of their respective Affiliates, directors or officers is discovered by the Company or Buyer that is required to be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Buyer.

7.4 Written Consent. No later than one Business Days following the execution and delivery of this Agreement by all Parties, the Company shall deliver to Buyer a copy of the executed Written Consent.

7.5 Stockholders Agreement. The Company and the Stockholders shall take all necessary action to cause the Stockholders Agreement to be terminated effective immediately prior to the Closing.

ARTICLE 8
CERTAIN COVENANTS OF BUYER

8.1 Employee Matters.

(a) Compensation and Severance. Throughout the 12-month period after Closing, Buyer will, or will cause one or more of Buyer’s Affiliates (including the Company) to, provide to each employee of the Company (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing and (ii) target bonus and incentive opportunities which are no less than the target bonus and incentive opportunities, if any, provided by the Company immediately prior to the Closing. If any employee of the Company is terminated by the Company during the 12-month period after Closing in circumstances under which such employee would have been entitled to receive severance benefits immediately prior to the Closing, the Company will provide severance benefits to such individuals which are no less than those provided by the Company immediately prior to the Closing.

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(b) Employee Benefits. Throughout the 12-month period after Closing, Buyer will, or will cause one or more of Buyer’s Affiliates (including the Company) to, provide to each employee of the Company (and their dependents) employee benefits that as a whole are at least comparable in all material respects to the employee benefits received by the employees (and their dependents) as employees of the Company immediately before Closing. Without limiting any obligation already existing, for purposes of eligibility and vesting for all benefits and for purposes of accruals or entitlement to vacation, sick leave, paid time off, severance and similar benefits, Buyer will cause each employee of the Company to be given or retain (as applicable) full credit under the employee benefits of Buyer and its Affiliates (including the Company) after Closing for such employee’s service with the Company or Affiliate before Closing (including the full carryover to such benefits or retention, as applicable, of any earned, but unused, time or pay with respect to the foregoing). Each such employee (and such dependent) will be allowed to participate in such employee benefits without regard to preexisting conditions, waiting periods, evidence of insurability or other exclusions or limitations not imposed on such individual by, or which were otherwise satisfied under, the Company’s employee benefit arrangements before Closing. Buyer will apply or credit (or cause to be applied or credited) toward any deductible requirements under all welfare benefit Plans all amounts paid by employees (or dependents) under the welfare benefit Plans of the Company during the Company Plan year in which the Closing Date occurs.

(c) Certain COBRA Obligations. At all times from and after Closing, Buyer will, or will cause an Affiliate of Buyer to, make available all COBRA Coverage, with respect to current or former employees of the Company or their dependents who are classified as “M&A Qualified Beneficiaries” within the meaning of Treasury Regulation Section 54.4980B-9. “COBRA Coverage” means the continuation of health coverage requirements of Part 6 of Subtitle B of Title I of ERISA as added by COBRA and subsequent amendments or similar Applicable Law.

(d) No Amendment of Benefits nor Third-Party Beneficiary. Without limiting Sections 11.6 and 11.9, (i) no Company Plan or other employee benefit is or will be deemed to be amended by any term hereof and (ii) no Person, including any employee (or dependent thereof) of the Company, is a third-party beneficiary of any term of this Agreement.

8.2 Exculpation and Indemnification of Directors and Officers. Throughout the six-year period after Closing, Buyer will prevent the amendment, repeal or modification of any provision in any Organizational Document of the Company (including, as result of the Mergers, the Organizational Documents of the Surviving Company) relating to exculpation or indemnification and hereby guaranties, and agrees to promptly pay or cause to be paid, all amounts required to be indemnified by the Surviving Company for acts or omissions prior to the First Effective Time of the Company’s former officers, directors, governors, members, partners, or managers holding office before the First Effective Time (except to the extent required by Applicable Law), it being the intent of the Parties that such officers, directors, governors, members, partners, or managers will continue to be entitled to such exculpation and indemnification for such acts or omissions to the greatest extent permitted under Applicable Law. Throughout the six-year period after Closing, Buyer will maintain (or cause to be maintained) in effect directors’ and officers’ liability insurance covering acts or omissions occurring before the First Effective Time of such officers, directors, governors, members, partners, or managers on terms no less favorable than those of the current directors’ and officers’ liability insurance; provided, however, that in no event will Buyer be required to expend (or cause to be expended) in any one year an amount exceeding 250% of the annual premium currently paid by the Company for such current coverage; and, provided, further, that if the annual premium for such coverage exceeds such amount, then Buyer will be obligated to maintain (or cause to be maintained) a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at any time prior to the First Effective Time, the Company may cause the Company to purchase “tail” directors’ and officers’ liability insurance policies, covering the same persons and providing the same terms with respect to coverage and amount as aforesaid, and the terms of which will provide coverage until the sixth anniversary of the Closing, and upon the purchase of such insurance, Buyer’s obligations under the immediately preceding sentence will be deemed satisfied. Buyer’s obligations under this Section will not be terminated or modified in a manner that adversely affects any Person to whom this Section relates with respect to acts or omissions prior to the First Effective Time without the consent of such affected Person (it being expressly agreed that each such Person to whom this Section relates will be a third-party beneficiary of this Section).

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8.3 No Shop. Throughout the period that begins on the date hereof and ends upon the earlier of the First Effective Time or the termination of this Agreement pursuant to Section 9.3, Buyer will not, and will cause each authorized representative or agent of Buyer not to, directly or indirectly, solicit, initiate, seek, or encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussion or negotiation with any Person (other than the Company, the Stockholders or any Person on their behalf) regarding any transaction (other than the transactions contemplated by this Agreement) that would constitute a Business Combination.

8.4 Pre-Closing Conduct of Business by Buyer. Except as expressly contemplated in this Agreement, as required under Applicable Law or any Contract in existence on the date of this Agreement to which Buyer is a party, or as otherwise consented to in writing by the Company (which consent will not be unreasonably withheld, conditioned, or delayed), from the date of this Agreement through Closing:

(a) Buyer will conduct its business in its Ordinary Course of Business; provided, however, that no action or failure to take action by Buyer with respect to the matters addressed in Section 8.4(b) shall constitute a breach of this Section 8.4(a) unless such action or failure to take such action would also constitute a breach of Section 8.4(b); and

(b) the Company will not do any of the following:

(i) except as mutually agreed in writing by Buyer and the Company, issue or otherwise allow to become outstanding or redeem or otherwise acquire any equity interest of Buyer or right to any such equity interest;

(ii) split, combine, or reclassify any equity interests of Buyer;

(iii) make any purchase, sale, or disposition of any material asset (including by merging, consolidating or entering into a business combination with, or by purchasing a substantial portion of the stock or assets of, any other Person);

(iv) grant any Encumbrance on any material asset, other than (i) pursuant to a Buyer Major Contract (or a Contract not required to be disclosed in the Disclosure Schedule to avoid a breach under Section 5.9) or (ii) any Permitted Encumbrance;

(v) become a guarantor with respect to any obligation of any other Person or assume any obligation of any such Person for borrowed money;

(vi) incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty;

(vii) except in its Ordinary Course of Business, enter into any Contract that would, if existing on the date hereof, be a “Buyer Major Contract,” or amend or terminate any Buyer Major Contract in any respect that is material and adverse to Buyer;

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(viii) (i) fail to prepare and timely file all material Tax Returns with respect to Tax Returns required to be filed by Buyer before Closing or timely withhold and remit any Taxes or (ii) make or change any material election with respect to Taxes;

(ix) (i) adopt or change any material accounting method or principle, except as required under GAAP or (ii) change any annual accounting period;

(x) amend any of its Organizational Documents;

(xi) pay, discharge, settle or satisfy any material Liability, except in its Ordinary Course of Business;

(xii) commence or settle any litigation claim that is pending or Threatened against, relating to or involving Buyer;

(xiii) file a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against such entity under any other similar Applicable Law;

(xiv) establish any Subsidiary or enter into any new line of business;

(xv) enter into any Contract with respect to the voting of Buyer Securities;

(xvi) make any capital expenditure;

(xvii) take any action that would reasonably be expected to significantly delay or impair (A) the timely filing of any of its public filings with the SEC (giving effect to permitted extensions), or (B) its compliance in all material respects with Applicable Laws relating to securities; or

(xviii) agree or commit to do any of the foregoing.

8.5 Use of Trust Account Proceeds.

Prior to the Closing, none of the funds held in the Trust Account may be used or released except (i) for the withdrawal of interest to pay franchise and income taxes, (ii) up to $187,500 to fund working capital requirements, and (iii) to effectuate the Tender Offer. The Parties agree that at the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, shall first be used (a) to pay the Preferred Payment and (b) up to $16,400,000 to pay all Buyer Transaction Expenses. Any remaining proceeds shall be distributed to the Company and used for working capital and general corporate purposes. Thereafter, the Trust Account and Trust Agreement shall be terminated.

8.6 Tender Offer.

(a) Tender Offer.  As promptly as practicable, and in any event not more than the later of 10 days from the date hereof or seven Business Days following delivery of the Company Historical Financials (the “TO Commencement Date”), Buyer shall commence (under the meaning of Rule 14d-2 under the Exchange Act) an offer to purchase all outstanding shares of Buyer Common Stock (the “Tender Offer”) for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, less Taxes and interest (the “Tender Consideration”).  Buyer agrees that no shares of Buyer Common Stock held by Buyer will be tendered in the Tender Offer.  Unless otherwise agreed to by the Parties, Buyer shall use its commercially reasonable efforts (subject to market conditions) to conduct the Tender Offer without stockholder vote pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act (as modified, waived or otherwise agreed to with the SEC) which regulates issuer tender offers and in compliance with the requirements of Buyer’s certificate of incorporation, and will file Tender Offer documents with the SEC. The obligation of Buyer to accept for payment shares of Buyer Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer shall be subject to the satisfaction of each of the conditions set forth in the Tender Offer. Unless agreed to by the Parties or required by the SEC, no material change (including changing the amount per share offered to the stockholders) may be made to the Tender Offer which imposes additional conditions to the Tender Offer or is inconsistent with this Section. The Parties hereby agree to negotiate in good faith to amend the conditions set forth in the Tender Offer to reflect any changes that may be reasonably required as a result of discussions with the SEC or its staff.  Unless an extension of the tender offer period is agreed to by the Parties or is required as a result of a change required by the SEC, the Tender Offer shall expire on the date that is 20 Business Days following the commencement of the Tender Offer (the “Initial Expiration Date”).  Notwithstanding the foregoing, and subject to the provisions of Section 9.3, if, at any scheduled expiration of the Tender Offer, the conditions set forth in the Tender Offer, have not been satisfied or waived, Buyer may extend the Tender Offer for one or more consecutive periods beyond the Initial Expiration Date (the Initial Expiration Date as extended, the “Expiration Time”).  Notwithstanding the foregoing, Buyer, without the consent of the Company, may extend the Tender Offer for any period required by any Applicable Law or any change requested or required by the SEC, or the staff thereof, applicable to the Tender Offer.

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(b) Payment Obligations.  Subject to the terms of the Tender Offer and this Agreement and the satisfaction or waiver of all of the conditions to the Tender Offer, Buyer shall accept for payment all shares of Buyer Common Stock validly tendered and not validly withdrawn pursuant to the Tender Offer promptly after the Expiration Time and pay for such shares as soon as practicable (and, in any event, no more than three Business Days) after the Expiration Time.

(c) Payments to Persons Other than Registered Holders.  If the payment to a registered holder under the Tender Offer is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing the shares of Buyer Common Stock is registered on the transfer books of Buyer, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Buyers that such Taxes either have been paid or are not applicable.

(d) Offer Documents.  As promptly as reasonably practicable on the date of the commencement of the Tender Offer, Buyer shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer which shall contain or shall incorporate by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs, Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”).  The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the transactions contemplated by this Agreement and the redemption rights as is required under Regulation 14A of the Exchange Act which regulates the solicitation of proxies.  Each Party agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Buyer further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of Buyer Common Stock, in each case as and to the extent required by applicable federal securities Laws.  No filing of, or amendment or supplement to, the Offer Documents shall be made by Buyer without the prior consent (which shall not be unreasonably withheld, delayed or conditioned) of the Company.  Buyer shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the shares of Buyer Common Stock and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company and its counsel.  Buyer shall provide the Company and its counsel with any comments (whether written or oral) that Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall provide the Company and its counsel with a reasonable opportunity to review and comment on the responses of Buyer to such comments, shall allow the Company and its counsel to participate in any discussions with the SEC or its staff, and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company and its counsel.

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(e) Company Cooperation.  The Company acknowledges that a substantial portion of the filings with the SEC and mailings to holders of shares of Buyer Common Stock with respect to the Tender Offer shall include disclosure regarding the Company and its management, operations and financial condition.  Accordingly, the Company agrees to (i) deliver the Company Historical Financials not later than October 2, 2020 (or as soon as reasonably practicable thereafter) and (ii) as promptly as reasonably practicable but in no event later than seven Business Days prior to the TO Commencement Date, provide Buyer with such information as shall be reasonably requested by Buyer for inclusion in or attachment to the Offer Documents to be filed or mailed as of and following the commencement of the Tender Offer, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about the Company as is required under Regulation 14A promulgated under the Exchange Act regulating the solicitation of proxies even if such information is not required under the tender offer rules.  The Company understands that such information shall be included in the Offer Documents or responses to comments from the SEC or its staff in connection therewith and mailings.  The Company shall make its officers and employees reasonably available to Buyer and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

(f) Termination of Tender Offer.  Buyer shall not terminate the Tender Offer prior to any scheduled Expiration Time except in the event this Agreement is terminated pursuant to the terms hereof.

(g) Other Actions.  Notwithstanding anything to the contrary in Section 6.4(c):

(i) as promptly as practicable after the execution of this Agreement (and in any event before the opening of trading on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed) on the next Business Day thereafter), Buyer and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement (the “Signing Press Release”).  Immediately after the issuance of the Signing Press Release (and in any event within four (4) Business Days after the execution of this Agreement), Buyer shall prepare and file a pre-commencement Schedule TO-C or Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement, and describing the terms thereof as required by applicable federal securities laws, and the Signing Press Release thereto (the “Signing Filing”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; and

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(ii) as promptly as practicable after the completion of the Tender Offer, Buyer shall prepare a draft amendment to Schedule TO or Form 8-K announcing the completion of the Tender Offer, if applicable, together with, or incorporating by reference such other information that may be required to be disclosed with respect to such results, including the Closing of the Business Combination, if applicable, in any report or form to be filed with the SEC, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. As promptly as practicable after the completion of the Tender Offer, Buyer and the Company shall mutually agree on and issue a press release announcing the results of the Tender Offer and, if applicable, the consummation of the Business Combination (“Closing Press Release”) and if applicable, Buyer shall prepare a draft Form 8-K announcing the completion of the Tender Offer, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (“Closing Filing”). Concurrently with the Closing, if not included in the same filings after completion of the Tender Offer, Buyer and the Company shall mutually agree on, and Buyer shall distribute, the Closing Press Release and Buyer shall file the Closing Filing with the SEC as soon as reasonably practicable thereafter.

8.7 Registration Rights Agreement.  Buyer agrees to execute and deliver a Registration Rights Agreement in the form attached hereto as Exhibit 8.7 (the “Registration Rights Agreement”) with the other parties thereto at Closing, which shall include all of the Stockholders.

8.8 Sponsor Lock-Up Restriction.  Buyer shall, within one day following the date of this Agreement, enter into an amended and restated lock-up agreement with the Buyer Sponsor on the same terms as those provided in Section 2.7 (the “Sponsor Lock-Up Agreement”).

8.9 Blue Sky Laws. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the transactions contemplated by this Agreement and the registration and resale of the Buyer Common Stock pursuant to the Registration Rights Agreement. The Company shall reasonably cooperate with Buyer, at Buyer’s reasonable request, to assist Buyer to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Buyer Common Stock in connection with the transactions contemplated by this Agreement and the registration and re-sale of the Buyer Common Stock pursuant to the Registration Rights Agreement.

8.10 Stockholder Consent and Information Statement.

(a) As promptly as reasonably practicable following the execution of this Agreement and in lieu of calling a meeting of the Buyer’s stockholders, the Buyer shall submit to certain of the Buyer’s stockholders holding, in the aggregate, a number of shares of Buyer Securities sufficient to approve the Buyer Stockholder Approval Matters by the Required Buyer Stockholder Approval, (i) within one Business Day after the date hereof, the form of irrevocable written consent attached hereto as Exhibit 8.10(a)(i) of this Agreement, and (ii) no later than one Business Day prior to the date of the Information Statement, the form of irrevocable written consent attached hereto as Exhibit 8.10(a)(ii), (such written consents, as duly executed and delivered by such Stockholders, and taken together, the “Buyer Stockholders’ Written Consent”). As soon as practicable upon receipt of the Buyer Stockholders’ Written Consent by the corporate secretary of the Buyer, the Buyer will provide the Company with a copy of such Buyer Stockholders’ Written Consent, certified as true and complete by the corporate secretary of the Company. In connection with the Buyer Stockholders’ Written Consent, the Buyer shall take all actions necessary to comply, and shall comply in all respects, with the requirements of Section 228 of the DGCL and the applicable provisions of the Organizational Documents of the Company.

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(b) Buyer shall, promptly following the delivery of the Buyer Stockholders’ Written Consent provide Buyer’s stockholders an opportunity in accordance with the Buyer Organizational Documents and the IPO Prospectus to have their shares of Buyer Common Stock redeemed (the “Redemption”). The Buyer Stockholders’ Written Consent shall include resolutions in favor of approving (i) the approval of this Agreement and the transactions contemplated hereby by Buyer’s stockholders in accordance with the Buyer Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed), (ii) the approval of the issuance of the Closing Share Consideration and the shares of Buyer Common Stock representing the Adjustment Reserve Amount in accordance with the rules of the NYSE (or of such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed), (iii) the adoption and approval of an amended and restated certificate of incorporation of Buyer (the “Amended Buyer Charter”) in form and substance reasonably acceptable to Buyer and the Company, which among other things will (A) change Buyer’s name to PARTS iD, Inc., (B)  designate the classes of the members of the Post-Closing Buyer Board, and (C) eliminate provisions allowing the stockholders to act by written consent in lieu of a stockholders meeting, (iv) the adoption of the Post-Closing Equity Incentive Plan, (v) the adoption of an employee stock purchase plan, in form and substance reasonably acceptable to the Company, that provides for the issuance of Buyer Common Stock by Buyer subject to an aggregate cap on such awards equal to 5% of the number of shares of Buyer Common Stock on a fully diluted basis, and (vi) such other matters as the Company and Buyer shall hereafter mutually determine to be necessary or appropriate in order to effect the transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Buyer Stockholder Approval Matters”). As promptly as practicable following the execution of this Agreement (but in any event not later than the TO Commencement Date), Buyer shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act (such information statement, including any amendment or supplement thereto, the “Information Statement”) containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Buyer Stockholders’ Written Consent and the Buyer Stockholder Approval, and (ii) a notice to every Buyer stockholder that did not execute the Buyer Stockholder Written Consent in accordance with the provisions of this Section 8.10(b) of this Agreement, the Exchange Act, the DGCL and the Organizational Documents of the Buyer. Each of the Company and the Stockholders shall promptly furnish to the Buyer all information concerning such Person as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. The Information Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the DGCL and the rules of the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed). If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Stockholders, any information relating to the Buyer, the Company, the Stockholders or any of their respective affiliates, officers or directors should be discovered by the Buyer, the Company, or the Stockholders which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the Stockholders. Prior to filing with the SEC, Buyer will make available to the Company drafts of the Information Statement and any other related documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other related document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). The notice to every Buyer stockholder that did not that did not execute the Buyer Stockholder Written Consent included in the Information Statement shall (i) be a statement to the effect that the Buyer board of directors unanimously determined that the Business Combination is advisable in accordance with the DGCL and in the best interests of Buyer’s stockholders and unanimously approved and adopted this Agreement and the Business Combination and (ii) provide Buyer’s stockholders to whom it is sent with notice of the actions taken in the Required Buyer Stockholder Approval, including the approval and adoption of this Agreement and the Business Combination in accordance with the DGCL and the certificate of incorporation and bylaws of Buyer. If applicable, the notice will include therewith a copy of Section 262 of the DGCL, and shall be sufficient in form and substance as contemplated by the DGCL.

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(c) Buyer shall take any and all actions required to satisfy the requirements of the Exchange Act and other Applicable Laws in connection with the Information Statement and the Redemption.

8.11 Listing of Buyer Common Stock. Buyer shall cause the Buyer Common Stock to be approved for listing on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed), subject to official notice of issuance, prior to the Closing. From and after the Closing, Buyer shall be listed on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed) as “ID” or such other available trading symbol as Buyer and the Company may mutually agree upon.

8.12 Buyer Public Filings. During the period prior to the Closing Date, Buyer will file all SEC Documents required to be filed by Buyer subsequent to the date of this Agreement and will keep current and timely fill all of its SEC Documents and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the Buyer Public Units, the Buyer Common Stock and the Buyer Public Warrants on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed); provided, that the Parties acknowledge and agree that from and after the Closing, Buyer intends to list on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are listed immediately prior to the Closing) only the Buyer Common Stock and the Buyer Public Warrants.

8.13 Documents and Information. After the Closing Date, Buyer shall, and shall cause its Subsidiaries to, until the seventh anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Stockholder Representative during normal business hours of Buyer and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh anniversary of the Closing Date by Buyer or its Subsidiaries without first advising the Stockholder Representative in writing and giving the Stockholder Representative a reasonable opportunity to obtain possession thereof.

8.14 Post-Closing Board of Directors and Executive Officers. Buyer shall take all necessary action, including causing directors of Buyer to resign or otherwise be removed from their positions as directors of Buyer, so that the Post-Closing Buyer Directors are the board of directors of the Buyer. Buyer shall take all necessary action, including causing executive officers of Buyer to resign or otherwise be removed from their positions effective as of the Closing so that Antonino Ciappina will be the chief executive officer of Buyer and Kailas Agrawal will be the Chief Financial Officer of Buyer immediately after the Closing.

8.15 Tax Status of Merger Sub 2. Buyer has not and will not elect under Treasury Regulation § 301.7701-3 to cause Merger Sub 2 to be treated as a corporation for federal income tax purposes effective for any period on or before the date of the Second Merger or otherwise causing Merger Sub 2 not to be treated as a disregarded entity wholly owned by Buyer for the same period.

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8.16 Warrant Amendment.

(a) Buyer shall use its commercially reasonable best efforts to obtain the vote or consent of the holders of at least 65% of the outstanding Buyer Public Warrants that were initially issued to investors in the IPO to: (i) amend that certain Warrant Agreement between Buyer and Continental Stock Transfer & Trust Company, dated as of November 16, 2017 (as amended from time to time, the “Warrant Agreement”), to provide, among other things, that each outstanding Buyer Public Warrant shall no longer be exercisable to purchase one-half of a share of Buyer Common Stock for $5.75 per half-share (subject to adjustment as provided in the Warrant Agreement) and instead shall be converted solely into the right to receive: if, at the Closing, the aggregate gross cash in the Trust Account, plus the aggregate gross proceeds received by Buyer pursuant to any private offering conducted in accordance with Section 8.4, (A) is at least $60,000,000, $0.35 in cash and 0.065 of a share of Buyer Common Stock, (B) is less than $60,000,000, but at least equal to $44,000,000, $0.25 in cash and 0.075 of a share of Buyer Common Stock, or (C) is less than $44,000,000, $0.18 in cash and 0.082 of a share of Buyer Common Stock (the “Public Warrant Amendment”), and (ii) to amend the Warrant Agreement to provide, among other things, that each of the 2,912,230 outstanding warrants issued pursuant to that certain Sponsor Warrants Purchase Agreement dated as of October 24, 2017 between Buyer and Buyer Sponsor (the “Buyer Private Placement Warrants”) and not owned by Buyer Sponsor shall no longer be exercisable to purchase one-half of a share of Buyer Common Stock for $5.75 per half-share (subject to adjustment as provided in the Warrant Agreement) and instead shall be converted solely into the right to receive: if, at the Closing, the aggregate gross cash in the Trust Account, plus the aggregate gross proceeds received by Buyer pursuant to any private offering conducted in accordance with Section 8.4, (A) is at least $60,000,000, $0.35 in cash and 0.065 of a share of Buyer Common Stock, (B) is less than $60,000,000, but at least equal to $44,000,000, $0.25 in cash and 0.075 of a share of Buyer Common Stock, or (C) is less than $44,000,000, $0.18 in cash and 0.082 of a share of Buyer Common Stock (the “Private Warrant Amendment” and together with the Public Warrant Amendment, the “Warrant Amendments”).

(b) As of the date of this Agreement, Buyer has entered into agreements with holders of at least 65% of the outstanding Buyer Public Warrants to vote in favor of the Warrant Amendments (each such agreement, a “Warrant Holder Support Agreement”). Each Warrant Holder Support Agreement (i) has been made available to the Company, and (ii) with respect to Buyer and, to the Buyer’s Knowledge, with respect to each holder of Buyer Public Warrants party thereto, is valid and enforceable in accordance with its terms.

(c) In connection with the Warrant Amendments, as promptly as practicable following the execution of this Agreement (but in any event not later than the TO Commencement Date), Buyer shall prepare and file with the SEC a written consent solicitation in preliminary form seeking the approval of the holders of the Buyer Public Warrants of the Warrant Amendments contemplated hereby (the “Warrantholder Consent Solicitation Statement”), in accordance with and as required by Buyer’s Organizational Documents, the Warrant Agreement, Applicable Law and any applicable rules and regulations of the SEC and the New York Stock Exchange (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed) and, as soon as practicable following the resolution of any comments from the SEC relating to the Warrantholder Consent Solicitation Statement or a reasonable determination by Buyer that there are none, shall file with the SEC the Warrantholder Consent Solicitation Statement in definitive form and mail such Warrantholder Consent Solicitation Statement to all holders of the Buyer Public Warrants as soon as possible thereafter. Each of the Company and the Stockholders shall promptly furnish to the Buyer all information concerning such Person as may be reasonably requested in connection with the preparation, filing and distribution of the Warrantholder Consent Solicitation Statement. The Warrantholder Consent Solicitation Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act, the DGCL and the rules of the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed). If, at any time prior to the date that is twenty (20) days after the Warrantholder Consent Solicitation Statement is first mailed to the holders of the Buyer Public Warrants, any information relating to the Buyer, the Company, the Stockholders or any of their respective affiliates, officers or directors should be discovered by the Buyer, the Company, or the Stockholders which is required to be set forth in an amendment or supplement to the Warrantholder Consent Solicitation Statement, so that the Warrantholder Consent Solicitation Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the holders of the Buyer Public Warrants. Prior to filing with the SEC, Buyer will make available to the Company drafts of the Warrantholder Consent Solicitation Statement and any other related documents to be filed with the SEC, both preliminary and definitive, and any amendment or supplement to the Warrantholder Consent Solicitation Statement or such other related document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith.

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(d) Buyer shall use commercially reasonable efforts to satisfy the requirements of the Exchange Act and other Applicable Laws in connection with the Warrantholder Consent Solicitation Statement and the Warrant Amendments.

ARTICLE 9
CLOSING DELIVERIES AND TERMINATION

9.1 Closing Deliveries by the Company. At Closing, the Company will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a) the written resignation (or documentation reasonably satisfactory to Buyer showing the removal) of each director, governor, officer, and manager of the Company, with each such resignation (or removal) effective no later than the First Effective Time;

(b) an officer’s certificate of a duly authorized officer of the Company, dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of the Company, authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company, and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(c) an officer’s certificate of a duly authorized officer of the Company, dated the Closing Date and executed by such officer, certifying the items in Sections 10.2(a) and 10.2(b); and

(d) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Company at Closing.

9.2 Closing Deliveries by Buyer, Merger Sub and Merger Sub 2. At Closing, Buyer will deliver, or cause to be delivered, to Stockholders (or as the Company or this Agreement otherwise directs), the following:

(a) the payments and deposits described under Section 2.4;

(b) an officer’s certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein (including authorization of the issuance of Buyer Common Stock in connection with this Agreement), in each case as are then in full force and effect;

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(c) an officer’s certificate of a duly authorized officer of Buyer, dated the Closing Date and executed by such officer, certifying the items in Sections 10.3(a) and 10.3(b); and

(d) a duly executed certificate from each of a secretary or assistant secretary of Merger Sub and the manager of Merger Sub 2, in each case, certifying that attached thereto is a true and correct copy of (i) its Organizational Documents as of immediately prior to the Mergers; (ii) a list of its officers, directors and managers as of immediately prior to the Mergers; (iii) resolutions of the board of directors or managers authorizing the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party and the transactions contemplated herein and therein, in each case as are then in full force and effect; and

(e) all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer, Merger Sub or Merger Sub 2 at Closing.

9.3 Termination of Agreement. The sole and exclusive rights to terminate this Agreement before Closing (and the Party that has any such right) are as follows:

(a) by mutual written consent of Buyer and the Company;

(b) by either Buyer or the Company, if the terminating Party (including, with respect to the Company, the Stockholders, and with respect to Buyer, Merger Sub and Merger Sub 2) is not then in material breach of any provision of this Agreement or the failure to satisfy any condition to Closing or consummate the transactions contemplated herein results in any material respect from the breach by such Party of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document), if Closing has not occurred on or before November 20, 2020 (the “Outside Date”); provided, however, if this Agreement has not otherwise been terminated pursuant to this Section 9.3, and the Buyer stockholders have approved an extension of time beyond November 20, 2020 during which Buyer may consummate the transactions contemplated by this Agreement, then the Outside Date shall be automatically extended to December 31, 2020 (or such earlier date so approved by Buyer stockholders);

(c) by the Company, if the Buyer Common Stock is delisted from the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed) unless there is then-pending (or already accepted) application to list the Buyer Common Stock on another nationally recognized stock exchange;

(c) by Buyer, if any condition in Section 10.1 or Section 10.2 becomes incapable of fulfillment by the Outside Date, unless Buyer has waived such condition or unless such failure results in any material respect from the breach by Buyer (or Merger Sub or Merger Sub 2) of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document;

(d) by Buyer, if any Stockholder exercises dissenters’ rights in accordance with Section 1.7;

(e) by Buyer, if any Stockholder or any of its Affiliates has initiated or Threatened a Proceeding that if decided adversely to Buyer or the Company would reasonably be expected to have a Material Adverse Effect on the Buyer or the Company, or materially adversely affect the ability of any Party to consummate the transactions contemplated herein;

(f) by the Company, if any condition in Section 10.1 or Section 10.3 becomes incapable of fulfillment by the Outside Date, unless the Company has waived such condition or unless such failure results in any material respect from the breach by the Company (or any Stockholder) of any of its representations, warranties, covenants, or agreements herein or in any Ancillary Document; or

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(g) by the Company, if prior to the TO Commencement Date Buyer has not received consents meeting the requirements of the DGCL representing a sufficient number of shares to obtain the approval of the Buyer Stockholders’ Written Consent, the Company may immediately terminate this Agreement.

A termination of this Agreement under any of the preceding clauses (b) through (f) will be effective two Business Days after the Party seeking termination gives to the other Party written notice of such termination.

9.4 Effect of Termination. Termination of this Agreement under Section 9.3 will terminate all obligations of the Parties under this Agreement, without Liability of any Party to any other Party, and, provided that the terms of Section 6.4 (Confidentiality and Publicity), Article 11 (Certain General Terms and Other Agreements), and this Section 9.4 shall survive such termination and nothing herein shall relieve any party from any Liability for any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE 10
CONDITIONS TO OBLIGATIONS TO CLOSE

10.1 Conditions to Obligations of Each Party to Close. The obligations of each Party to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer and the Company:

(a) No Legal Actions. No Governmental Authority of competent jurisdiction will have instituted any Proceeding to restrain, prohibit or otherwise challenge the legality or validity of the transactions contemplated herein that has not been dismissed or otherwise resolved in a manner that does not materially and adversely affect the transactions contemplated herein and no injunction, order or decree of any Governmental Authority will be in effect that restrains or prohibits the purchase or sale of the Shares or the consummation of the other transactions contemplated herein.

(b) Antitrust Laws. The applicable waiting period, and any extension thereof, under the HSR Act and any other applicable Antitrust Law will have expired or been duly terminated.

(c) Written Consent. On the date of this Agreement, the Requisite Stockholders will have executed and delivered the Written Consent, a copy of which will have been provided to Buyer no later than the first Business Day thereafter.

(d) Required Buyer Stockholder Approval. On the date of this Agreement, Buyer shall have obtained the Buyer Stockholders’ Written Consent described in Exhibit 8.10(a)(i) constituting the Required Buyer Stockholder Approval sufficient to approve the Buyer Stockholder Approval Matters described therein, a copy of which will have been provided to the Company no later than the first Business Day thereafter, and which Required Buyer Stockholder Approval shall remain in full force and effect.

(e) Information Statement. The Information Statement shall have been mailed to the Buyer’s stockholders in accordance with Section 8.10 and Regulation 14C of the Exchange Act at least twenty (20) days prior to the Closing Date.

(f) Appointment of Post-Closing Board of Directors. The Post-Closing Buyer Directors shall have been elected or appointed to the board of directors of Buyer as of the Closing.

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10.2 Conditions to Obligation of Buyer, Merger Sub and Merger Sub 2 to Close. The obligation of each of Buyer, Merger Sub and Merger Sub 2 to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by Buyer, in Buyer’s sole discretion:

(a) Accuracy of Representations and Warranties. Each representation and warranty of the Company in Article 3 (as modified by the Disclosure Schedule) will be true and correct (without regard to any qualifications as to material, materiality, material respects, Material Adverse Effect, or any similar term) as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had a Material Adverse Effect and does not materially and adversely affect the ability of the Company or the Stockholders to consummate the transactions contemplated herein.

(b) Observance and Performance. The Company and the Stockholders will have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Company or the Stockholders, as applicable, on or before the Closing Date.

(c) Payoff Letters. On or before the Closing Date, the Company will have provided Buyer with customary pay-off letters from all holders of Closing Indebtedness to be paid under Section 2.4.

(d) FIRPTA Affidavit. The Company will have delivered to Buyer a certificate, sworn under penalty of perjury and dated as of the Closing Date, stating that the Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and the applicable Treasury Regulations during the five-year period ending on the Closing Date.

(e) Termination of Certain Agreements. The Company shall deliver evidence of termination of the Stockholder Agreement.

(f) Registration Rights Agreement. Buyer and the Stockholders shall have delivered counterpart signatures to the Registration Rights Agreement.

(g) Stockholder Support Agreement. On the date of this Agreement, the holder of the Company Preferred Stock and a majority of the Company Common Stock shall have duly executed the Stockholder Support Agreement, and the Company shall have delivered same to Buyer.

(h) Delivery of Other Items. The Company and the Stockholders will have delivered (or caused to be delivered) to Buyer each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 9.1.

10.3 Conditions to Obligation of the Company to Close. The obligation of the Company to effect the closing of the transactions contemplated herein is subject to the satisfaction at or before Closing of all of the following conditions, any one or more of which may be waived by the Company, in its sole discretion:

(a) Accuracy of Representations and Warranties. Each representation and warranty of Merger Sub and Merger Sub 2 in Article 4 and of Buyer in Article 5 will be true and correct (without regard to any qualifications as to material, materiality, material respects, material adverse effect, or any similar term) as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had a material adverse effect on Buyer, Merger Sub or Merger Sub 2 and does not materially and adversely affect the ability of Buyer, Merger Sub or Merger Sub 2 to consummate the transactions contemplated herein.

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(b) Observance and Performance. Each of Buyer, Merger Sub and Merger Sub 2 will have performed or complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date.

(c) Amended Buyer Charter. Buyer shall have delivered evidence to the Company that Buyer has filed the Amended Buyer Charter with the Secretary of State of Delaware.

(d) Listing. The Buyer Common Stock issued as Closing Share Consideration and reserved for issuance in accordance with Section 2.4(b) shall have been approved for listing on the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are listed immediately prior to the Closing) .

(e) Sponsor Support Agreement. Buyer shall have delivered a copy of the Sponsor Support Agreement, duly executed by each party thereto.

(f) Buyer Stockholders’ Written Consent. Buyer shall have obtained and delivered to the Company the Buyer Stockholders’ Written Consent described in Exhibit 8.10(a)(ii) constituting the Required Buyer Stockholder Approval sufficient to approve the Buyer Stockholder Approval Matters described therein, which Required Buyer Stockholder Approval shall remain in full force and effect.

(g) Delivery of Other Items. Buyer will have delivered (or caused to be delivered) to the Company and the Stockholders each of the other items contemplated to be so delivered by this Agreement, including each item listed in Section 9.2.

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ARTICLE 11
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

11.1 Waiver of Claims Against Trust Account. Reference is made to the IPO Prospectus. The Company and each Stockholder represents and warrants that it has read the IPO Prospectus and understands that Buyer has established the Trust Account containing the proceeds of the IPO and overallotment shares acquired by Buyer’s underwriters (including interest accrued from time to time thereon) for the benefit of Buyer’s public stockholders (including overallotment shares acquired by Buyer’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Buyer may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Buyer Common Stock in connection with the consummation of Buyer’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an extension of the deadline to consummate a Business Combination, (b) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income Taxes, and (c) to Buyer after or concurrently with the consummation of its Business Combination. For and in consideration of Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and each Seller hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Company nor any Stockholder does now or shall at any time prior to the Closing have any right, title, interest or claim of any kind in or to any monies in the Trust Account (or, or at any time hereafter, to distributions therefrom to Public Stockholders or otherwise occurring prior to the Closing in accordance with the terms of the Trust Agreement “Public Distributions”), or make any claim against the Trust Account (including any Public Distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Buyer or its Representatives, on the one hand, and the Company, any Stockholder or their respective Representatives, on the other hand, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company and each Stockholder on behalf of itself and their respective Affiliates hereby irrevocably waives any Released Claims that the Company, such Stockholder or their respective Affiliates may have against the Trust Account now or in the future (in each case, however, prior to the consummation of a Business Combination) as a result of, or arising out of, any negotiations or Contracts with Buyer or its Representatives and will not seek recourse against the Trust Account (including any Public Distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Buyer or its Affiliates). The Company and each Stockholder on behalf of itself and their respective Affiliates agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer and its Affiliates to induce Buyer to enter in this Agreement, and the Company and each Stockholder further intends and understands such waiver to be valid, binding and enforceable against the Company, each Stockholder and their respective Affiliates. To the extent the Company, a Stockholder or any of their respective Affiliates commences any Proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer or its Representatives, which Proceeding seeks, in whole or in part, monetary relief against Buyer or its Representatives, the Company and each Stockholder hereby acknowledges and agrees that the Company’s, each Stockholder’s and their respective Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit any of the Company, any Stockholder or their respective Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any Public Distributions therefrom) or any amounts contained therein. Notwithstanding the foregoing, (i) nothing herein shall serve to limit or prohibit the Company’s or the Stockholder Representative’s right to pursue a claim against Buyer for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief pursuant to Section 11.15 (including a claim for Buyer to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption) to the Stockholders in accordance with the terms of this Agreement and the Trust Agreement, or for Buyer’s fraud, and (ii) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Buyer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to Buyer and any assets that have been purchased or acquired with any such funds). This Section 11.1 shall survive termination of this Agreement for any reason.

11.2 Notices. All notices, requests, permissions, waivers, consents, and other communications hereunder must be in writing and will be deemed to have been given only (a) three Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile transmission (provided that (i) the sender receives confirmation that the delivery was successful, (ii) such notice or communication is promptly thereafter delivered in accordance with clause (a), (c), or (d), and (iii) if such notice is received after 5:00 p.m. local time at the location of the recipient or is sent on a day other than a Business Day, such notice will be deemed given as of 9:00 a.m. local time at the location of the recipient on the next succeeding Business Day), (c) when delivered, if delivered personally to the intended recipient, or (d) one Business Day following sending by overnight delivery via a national courier service (receipt requested) and, in each case, addressed to a Party at the following address for such Party:

(i) if to the Stockholders (pre-Closing), Buyer (post-Closing), or the Company,

Onyx Enterprises Int’l Corp.

1 Corporate Dr Ste C

Cranbury, NJ 08512

Attention: Kailas Agrawal, Chief Financial Officer

Facsimile: (609) 964-1983

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with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

600 Campus Drive

Florham Park, NJ 07932

Attention: James M. Fischer

Facsimile: (973) 360-9831

and

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Attention: Jonathan R. Zimmerman and Kate Sherburne

Facsimile: (612) 766-1600

(ii) if to Buyer (pre-Closing), Merger Sub, or Merger Sub 2,

Legacy Acquisition Corp.

1308 Race Street, Suite 200

Cincinnati, OH 45202

Attention: Darryl McCall

with a copy (which will not constitute notice) to:

Graydon Head & Ritchey LLP

312 Walnut Street, 18th Floor

Cincinnati, OH 45202

Attention: Richard G. Schmalzl

Facsimile: (513) 651-3836

(iii) if to Buyer Sponsor,

Legacy Acquisition Sponsor I, LLC

1308 Race Street, Suite 200

Cincinnati, OH 45202

Attention: Darryl McCall

with a copy (which will not constitute notice) to:

Graydon Head & Ritchey LLP

312 Walnut Street, 18th Floor

Cincinnati, OH 45202

Attention: Richard G. Schmalzl

Facsimile: (513) 651-3836

(iv) if to the Stockholders (after the Closing) or to the Stockholder Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Telephone: (303) 648-4085

or to such other address, facsimile or email as is furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.2.

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11.3 No Survival. None of the representations and warranties contained in this Agreement, any Ancillary Document, or in any instrument delivered under this Agreement will survive the First Effective Time. From and after the Closing, the Stockholders, Buyer, Merger Sub, Merger Sub 2, the Company and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Stockholders, Buyer, Merger Sub, Merger Sub 2 or the Company or their respective Representatives with respect thereto. The covenants and agreements made by the Stockholders, Buyer, Merger Sub, Merger Sub 2, and the Company in this Agreement or in any Ancillary Document, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

11.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the Parties is responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Documents, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party.

11.5 Interpretation; Construction. In this Agreement:

(a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e) unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto;

(i) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, section, schedule or exhibit, respectively, of this Agreement;

(j) all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

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(l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence;

(m) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof; and

(n) the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

11.6 No Third-Party Beneficiaries. Except as provided in Section 8.2 and Section 11.3, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein expressed or implied gives or will be construed to give to any Person other than the Parties and such successors and permitted assigns, any legal or equitable rights, benefits, or remedy of any nature whatsoever under or by reason of this Agreement.

11.7 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law to the extent such principles would require or permit the application of laws of another jurisdiction.

11.8 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF JURISDICTION IS NOT PROPER IN SUCH COURT, IN ANY STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY DOCUMENT, AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, and to the respective court to which an appeal of the decisions of any such court may be taken, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF A COPY OF THE SUMMONS AND COMPLAINT, AND ANY OTHER PROCESS WITH RESPECT TO ANY SUCH PROCEEDING THAT MAY BE SERVED IN ANY SUCH PROCEEDING, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, BY DELIVERING A COPY THEREOF TO SUCH PARTY AT ITS RESPECTIVE ADDRESS, BY THE REQUIREMENTS OF Section 11.2 OR BY ANY OTHER METHOD PROVIDED BY APPLICABLE LAW. EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. Each Party hereby expressly waives any right it may have to a jury trial in any SUCH proceeding.

11.9 Entire Agreement; Amendment; Waiver. This Agreement, including the Disclosure Schedule, the Buyer Disclosure Schedule, other Schedules and Exhibits, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any other existing representation, warranty, covenant, agreement, or similar assurance (whether direct or indirect, written or oral, or statutory, express or implied) of any Party regarding such subject matter (and there is no other representation, warranty, covenant, agreement, or similar assurance of any Party regarding such subject matter). No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by each Party. Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver (and then only to the extent so expressed). No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms. Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

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11.10 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by either Party without the prior written consent of the other Party, except as otherwise provided in this Agreement. This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties. Any purported assignment, delegation or other transfer not permitted by this Section is void.

11.11 Severability; Blue-Pencil. If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced, then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

11.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered, in person or by facsimile or electronic image scan, receipt acknowledged, to the other Party.

11.13 Disclosure Schedules. Certain information is contained in the Disclosure Schedule or the Buyer Disclosure Schedule solely for informational purposes, may not be required to be disclosed pursuant hereto (including disclosed items that do not meet or exceed stated dollar thresholds), and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that any of such information is material. Each matter disclosed in any section of the Disclosure Schedule or Buyer Disclosure Schedule in a manner that makes its relevance to one or more other sections of the Disclosure Schedule or Buyer Disclosure Schedule, respectively, reasonably apparent on the face of such disclosure will be deemed to have been appropriately included in each such other section of the Disclosure Schedule or Buyer Disclosure Schedule (notwithstanding the presence or absence of any reference in or to any section of the Disclosure Schedule or Buyer Disclosure Schedule).

11.14 Legal Representation; Conflicts Waiver. Recognizing that Faegre Drinker has acted as legal counsel to the Company and certain Stockholders prior to the Closing, and that Faegre Drinker may act as legal counsel to those Stockholders after the Closing, Buyer and the Company hereby waive on their own behalf, and agree to cause their Affiliates to waive, to the extent permitted by Applicable Law, any conflicts of interest that may arise in connection with Faegre Drinker representing the Stockholders after the Closing in connection with this Agreement and the transactions contemplated by this Agreement, based on the fact that Faegre Drinker may be deemed to have represented the Company prior to the Closing or in connection with the transactions contemplated in this Agreement. In addition, all communications involving attorney-client confidences between the Company, any Stockholder, and Faegre Drinker in the course of the negotiation and documentation of the transactions contemplated by this Agreement will be deemed to be attorney-client confidences that belong solely to the Stockholders (and not the Company) and may be controlled by the Stockholders. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Stockholders and their post-Closing Affiliates (and not the Company) will be the sole holders of the attorney-client privilege with respect to the negotiation and documentation of the transactions contemplated hereby (collectively, the “Pre-Sale Communications”), and the Company will not be a holder of the Pre-Sale Communications, and (b) Faegre Drinker will have no duty whatsoever to reveal or disclose the Pre-Sale Communications or files pertaining to the Pre-Sale Communications to the Company by reason of any attorney-client relationship between Faegre Drinker and the Company or otherwise. Any access by Buyer, Merger Sub, Merger Sub 2, or the Company to Pre-Sale Communications after the Closing (whether through the Company’s computer systems or otherwise) will not amount to a waiver of the attorney-client privilege, nor will it adversely affect any rights of the Stockholders with respect to that attorney-client privilege.

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11.15 Specific Enforcement.

(a) Subject to Section 11.15(b), the Parties acknowledge and agree that, subject to the provisions of this Section 11.15, irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, subject to Section 11.15(b), prior to the termination of this Agreement pursuant to Section 9.3, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement to any court referred to in Section 11.8, without proof of actual damages, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Each of the Parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief, on the terms set forth herein, on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

11.16 Appointment of Stockholder Representative.

(a) Each Stockholder hereby irrevocably appoints Shareholder Representative Services LLC as his, her or its representative (“Stockholder Representative”), as true and lawful agent and attorney-in-fact, with full power of substitution, with full power and authority to act for and on behalf of such Stockholder for all purposes of this Agreement and the Ancillary Documents, and with respect to the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, agrees to be bound by the provisions of this Agreement or other such agreements and the terms of such transactions. Stockholder Representative hereby accepts such appointment. Stockholder Representative may take any and all actions that it believes are reasonably necessary or appropriate under this Agreement and the Ancillary Documents, including interpreting all of the terms and provisions of this Agreement and the Ancillary Documents. Each Stockholder acknowledges and agrees that Stockholder Representative, pursuant to this Agreement, has the exclusive authority to act on his, her or its behalf in connection with this Agreement, the Ancillary Documents and other transaction documents and related matters, including (i) authorization of payments to be made by any Stockholder or Stockholder Representative under this Agreement or any Ancillary Document, (ii) directing the distribution of all payments and amounts to any Stockholder, (iii) the giving and receiving of notices to be given or received by any Stockholder, (iv) the right to resolve, settle, defend, or dispute any claims made by Buyer under this Agreement or any Ancillary Document, including with respect to any adjustments to the Purchase Price pursuant to Section 2.5, or take any actions and exercise such other power, rights and authority as set forth herein, (v) the right to retain legal counsel and to engage accountants with respect to matters regarding this Agreement, any Ancillary Document, and related documents, (vi) the right to waive any condition or provision of this Agreement or any Ancillary Document and to take any other action under this Agreement or any Ancillary Document, including amending this Agreement or any Ancillary Document in any respect, prior to or after the Closing on behalf of such Stockholder, and (vii) taking any and all other actions specified in or contemplated by this Agreement or any Ancillary Document. All decisions and actions by Stockholder Representative permitted by this Agreement shall be binding upon all Stockholders, and no Stockholder shall have any right to object, dissent, protest or otherwise contest the same and all Stockholders agree to be severally and not jointly (in accordance with their Pro Rata Shares) liable therefor. Buyer shall be entitled to deal with and rely conclusively on Stockholder Representative as provided herein as if, and with the same effect as if, Stockholder Representative constituted all of the Stockholders. The Stockholder Representative may resign at any time upon 30 day’s advance written notice. Upon the death or resignation of Stockholder Representative appointed hereby, Stockholders shall appoint a replacement Stockholder Representative who shall possess and assume the rights, powers, duties and obligations of Stockholder Representative with the same effect as though such substitute representative had originally been Stockholder Representative under this Agreement.

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(b) Stockholder Representative shall have no duties to the Stockholders or liability to the Stockholders, other than as expressly set forth in this Agreement, with respect to any action taken, omission, decision made or instruction given by Stockholder Representative in connection with this Agreement or any Ancillary Document while acting in good faith and without gross negligence or willful misconduct. The Stockholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Stockholders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all Liabilities, forfeitures, and actions (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any Ancillary Documents, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Stockholders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Reserve Fund and (ii) any other funds that become payable to the Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Stockholders; provided, that while this Section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c) Upon the Closing, $350,000 (the “Stockholder Representative Reserve Fund”) will be wired to the Stockholder Representative pursuant to Section 2.4(a), which will be used for the purposes of paying directly, or reimbursing the Stockholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto. The Stockholders will not receive any interest or earnings on the Stockholder Representative Reserve Fund and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Stockholder Representative Reserve Fund other than as a result of its gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Stockholder Representative Reserve Fund to the Stockholders. For tax purposes, the Stockholder Representative Reserve Fund will be treated as having been received and voluntarily set aside by the Stockholders at the time of Closing. The parties agree that the Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Reserve Fund.

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(d) Any action taken by Stockholder Representative pursuant to the authority granted in this Section 11.16 shall be effective and absolutely binding as the action of the Stockholders and Stockholder Representative under this Agreement and the Ancillary Documents.

(e) Buyer shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by, and the actions of, or the failure to act by, Stockholder Representative. Buyer shall not be liable to any Stockholder for any losses sustained by any such Stockholder, arising out of or related to the performance of, or failure to perform by, Stockholder Representative of its obligations set forth in this Agreement, as applicable.

ARTICLE 12
CERTAIN DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the state of New York are generally authorized or required by Applicable Law to be closed.

“Buyer Certificate of Incorporation” means the Certificate of Incorporation of Buyer, as amended and in effect as of the date of this Agreement.

“Buyer Class F Common Stock” means Buyer’s Class F Common Stock, par value $0.0001 per share.

“Buyer Common Stock” means Buyer’s Class A Common Stock, par value $0.0001 per share.

“Buyer Preferred Stock” means Buyer’s Preferred Stock, par value $0.0001 per share.

“Buyer Public Unit” means the units issued in Buyer’s initial public offering described in the IPO Prospectus consisting of one share of Buyer Common Stock and one Buyer Public Warrant.

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“Buyer Public Warrants” means one whole warrant of a type that was included as part of the Buyer Public Units, entitling the holder thereof to purchase one-half share of Buyer Common Stock at a purchase price of $5.75 per share of Buyer Common Stock.

“Buyer Required Stockholder Approvals” means a valid stockholder consent effected pursuant to the DGCL, which remains in full force and effect as of the Closing Date, approving the Buyer Stockholder Approval Matters.

“Buyer Securities” means the Buyer Common Stock, the Buyer Class F Common Stock, the Buyer Preferred Stock, the Buyer Public Units, the Buyer Public Warrants, and the Buyer Private Placement Warrants, collectively.

“Buyer Sponsor” means Legacy Acquisition Sponsor I, LLC.

“Buyer Transaction Expenses” means all expenses of the Buyer incurred prior to the Closing in connection with the preparation, execution, and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including fees and disbursements of attorneys, investment bankers, accountants, and other advisors and service providers (including the HSR filing fee, SEC registration fees, and fees of any proxy solicitation and investment relations firms engaged by Buyer as reasonably necessary to obtain all approvals required to consummate the transactions contemplated by this Agreement), the Deferred Underwriting Amount, termination fees payable to third parties and fees and disbursements of attorneys, investment bankers, accountants, and other advisors and service providers incurred in connection with business combinations previously considered by Buyer but not consummated, to the extent any such expenses have not been paid as of the Closing.

“Cash” means the cash and cash equivalents of the Company (including marketable securities and short term investments), calculated in a manner consistent with the policies and procedures set forth on Schedule 12.1.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended.

“Closing Net Working Capital” means the Net Working Capital as of 11:59 p.m. on the date immediately prior to the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stockholders” means holders of Shares of Company Common Stock immediately prior to the First Effective Time.

“Company Common Stock” means the common stock, no par value per share, of the Company.

“Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to the Intellectual Property to which the Company is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

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“Company Plan” means a Plan of which the Company is a Plan Sponsor, or to which the Company otherwise contributes or has contributed, or in which any employee of the Company otherwise participates, other than a Multiemployer Plan.

“Company Preferred Stock” means the preferred stock, no par value per share, of the Company.

“Company Transaction Expenses” means (a) all expenses of the Company and the Stockholders incurred prior to the Closing in connection with the preparation, execution, and consummation of this Agreement, the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, including transaction-related bonuses and stock appreciation rights payable to employees of the Company upon Closing (other than as a result of Buyer’s decision to terminate employees at or after Closing) and fees and disbursements of attorneys, investment bankers, accountants, the Stockholder Representative, and other advisors and service providers, payable by the Company (prior to the Closing) and which, in each case, have not been paid as of the Closing and (b) one-half of the filing fees under Section 6.1 and one-half of the SEC registration and New York Stock Exchange listing fees incurred in connection with, or the amount of which are known and will become due solely as a result of, consummation of the transactions contemplated by this Agreement, in an aggregate amount under this clause (b) not to exceed $250,000. Company Transaction Expenses will not include any amounts that are accrued in the calculation of Closing Net Working Capital.

“Contract” means any contract, agreement, license, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the IPO Underwriters are entitled to receive upon the Closing in accordance with the Trust Agreement.

“DGCL” means the Delaware General Corporation Law.

“Encumbrance” means any mortgage, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Environmental Claim” means any written notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of or resulting from (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by the Company, or (b) any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any Applicable Law relating to pollution or protection of the environment or human health, including any Applicable Law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company, any corporation, trade or business which, together with the Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b), (c), (m) or (o) of the Code.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended.

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“Founder Shares” means the shares of Buyer Class F Common Stock and Buyer Common Stock held by the Buyer Sponsor.

“Fully Diluted Shares” means the aggregate number of Shares of Company Common Stock outstanding immediately prior to the First Effective Time.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body entitled by law to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax (other than sales, use, stamp, duty, value-added, business, goods and services, property, transfer, recording, documentary, conveyancing or similar Tax) based upon or measured by gross or net receipts of gross or net income (including any Tax in the nature of minimum taxes, tax preference items and alternative minimum taxes) and including any Liability arising pursuant to the application of Treasury Regulation Section 1.1502-6 or any similar provision of any Applicable Law regarding any Tax.

“Indebtedness” of any Person means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of such Person): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument; (c) any amount that has been called or drawn under a surety bond; (d) swap or hedging Contract; (e) banker acceptance; (f) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (g) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (h) interest, fee or other expense regarding any of the foregoing. Indebtedness will not include any capital or operating leases or, with respect to the Company, any amounts with respect to Net Working Capital or Company Transaction Expenses.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) Software; (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

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“IPO” means the initial public offering of Buyer Public Units pursuant to the IPO Prospectus.

“IPO Underwriters” means Wells Fargo Securities, LLC, Cantor Fitzgerald & Co., Stifel, Nicolaus & Company, Incorporated, and Loop Capital Markets LLC.

“IRS” means the United States’ Internal Revenue Service.

“Knowledge” has the following meaning: (a) an individual will have “Knowledge” of a particular fact or other matter if such individual is actually consciously aware of such fact or matter; (b) the Company will have “Knowledge” of a particular fact or other matter if Antonino Ciappina, Ajay Roy, or Kailas Agrawal is actually consciously aware of such fact or matter; and (b) a Person, other than an individual or the Company, will have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer or trustee (or similar executive or position) of such Person currently has Knowledge, as stated in clause (a), of such fact or other matter.

“Liability” means any existing liability or obligation, including any obligation under any Contract).

“Licensed Intellectual Property” means all Intellectual Property owned by another Person and in which the Company holds any rights or interests granted by other Persons, including Seller or any of its Affiliates.

“Material Adverse Effect” means, with respect to a Person, any event or condition that, individually or in the aggregate, has had or is reasonably likely to have a materially adverse effect on the business of the Person, except that none of the following will be deemed to constitute, and none of the following will be taken into account in determining the occurrence (or possible occurrence) of a Material Adverse Effect: (a) the reaction (including subsequent actions) of any Person not a party to any transaction contemplated herein resulting from the public announcement of this Agreement, any transaction contemplated herein or otherwise; (b) any event or condition generally affecting any of the industries in which the Person operates, the United States economy as a whole or any foreign economy in any location where, or with respect to which, the Person has material operations, or financial, banking, or securities markets in general; (c) any national or international political or social event or condition, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (d) compliance with any term of, or the taking of any action required by, this Agreement; (e) any change in GAAP or other accounting requirement or principle or any change in Applicable Law or the interpretation thereof or effect resulting therefrom; (f) any action required to be taken under any Contract or Applicable Law; (g) the fact that the Person failed to meet its internal budgets, plans or forecasts, including regarding earnings, revenue or other financial performance measures (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); or (h) any adverse event or condition regarding the Person that is, in all material respects, cured or otherwise mitigated before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.3; except, with respect to clauses (b), (c) and (e), to the extent (and only to the extent) that the Person is disproportionately impacted by such events in comparison to other Persons in the industry in which it operates.

“Multiemployer Plan” has the meaning given in Section 3(37) of ERISA.

“Net Working Capital” means the amount of (a) all current assets of the Company (consisting of Cash, accounts receivable, inventory, prepaid expenses, advances, outstanding claims receivables, deferred Tax assets, and advance Taxes paid) minus (b) all current liabilities of the Company (consisting of accounts payable, credit card payables, and other current liabilities), in each case as of 12:01 a.m. Eastern on the date of the First Effective Time, which calculations will be made in accordance with the categories of current assets and current liabilities, and the policies and procedures, set forth on Schedule 12.1. Net Working Capital will not include any amounts with respect to Closing Indebtedness, or Company Transaction Expenses.

Business Combination Agreement	Page 69

“Net Working Capital Target” means negative Eleven Million Five Hundred Thousand Dollars (-$11,500,000).

“Offering Shares” has the meaning set forth in the Buyer Certificate of Incorporation.

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means any action (which includes, for this definition, any failure to take action), condition, circumstance or status of or regarding a Person that is: (a) consistent with the past practices of such Person and is taken or exists in the ordinary course of the normal operations of such Person; or (b) similar in nature and magnitude to actions customarily taken or not taken by such Person.

“Organizational Document” means, for any Person (in all cases, as amended through the date of this Agreement and as may be amended subsequently as expressly contemplated by this Agreement): (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; or (b) any limited liability company agreement, partnership agreement, operating agreement, Stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person.

“Party” means the Company, each Stockholder, or Buyer.

“Permit” means any license or permit from, or registration with, a Governmental Authority.

“Permitted Encumbrance” means any: (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable; (b) Encumbrance arising under any original purchase price conditional sales contract or equipment lease entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company; (c) easement, covenant, condition or restriction of record which are not, individually or in the aggregate, material to the business of the Company; (d) easement, covenant, condition or restriction not of record which are not, individually or in the aggregate, material to the business of the Company and as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company; (e) zoning or other governmentally established Encumbrance which are not, individually or in the aggregate, material to the business of the Company; (f) pledge or deposit to secure any obligation under any workers or unemployment compensation law or to secure any other public or statutory obligation; (g) mechanic’s, materialmen’s, landlord’s, carrier’s, supplier’s or vendor’s lien or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue for a period of more than 90 days or that are being contested in good faith through (if then appropriate) appropriate proceedings; or (h) railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease which are of record and which are not, individually or in the aggregate, material to the business of the Company.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Governmental Authority.

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including any: stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.

Business Combination Agreement	Page 70

“Post-Closing Buyer Board” means Buyer’s Board of Directors immediately after the Closing.

“Post-Closing Buyer Directors” means the following Persons: Edwin Rigaud, Darryl McCall, Richard White, and four additional directors designated by the Company, such that a majority of the Post-Closing Buyer Directors shall qualify as independent under the rules of the NYSE (or such other nationally recognized stock exchange on which shares of Buyer Common Stock are then listed).

“Pre-Closing Tax Period” means (a) any Tax period ending the day prior to the Closing Date and (b) with respect to a Straddle Period, any portion thereof ending on the day prior to the Closing Date.

“Proceeding” means any action, arbitration, audit, investigation, litigation, proceeding, or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Redeemed Share” means an Offering Share that has been redeemed prior to the Reference Time pursuant to the Redemption Rights (as defined in the Buyer Certificate of Incorporation) and Article IX of the Buyer Certificate of Incorporation.

“Redemption Percentage” means, as of the Reference Time, the percentage of the Offering Shares outstanding as of the date of this Agreement that have become Redeemed Shares.

“Reference Time” means immediately prior to the Closing on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Buyer hereunder to occur as of the Closing).

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Stockholders” means the affirmative vote or consent required to approve the transactions contemplated by this Agreement under the Company Organizational Documents and Stockholders Agreement.

“Required Buyer Stockholder Approval” means the consents meeting the requirements of the DGCL representing a sufficient number of shares to obtain the approval of the Buyer Stockholder Approval Matters by the requisite vote of Buyer’s stockholders in accordance with the DGCL.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” means, with respect to any Person, each report, schedule, form, statement, registration statement, prospectus or other document filed or required to be filed or furnished with the SEC by such Person under the Securities Act or Exchange Act, together with any amendments, restatements or supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means all of the outstanding shares of capital stock of the Company.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended.

“Software” means any and all computer software and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing.

Business Combination Agreement	Page 71

“Stockholder” means a holder of Shares.

“Stockholders Agreement” means the Stockholders Agreement, dated July 17, 2015, the Investor Rights Agreement, dated July 17, 2015, and any voting agreement, voting trust agreement, or similar document of or regarding the Company as of the date of this Agreement.

“Stockholder Litigation” means the Proceeding in the Superior Court of New Jersey, Chancery Division, Monmouth County, Docket No. MON-C-45-18.

“Stockholder Support Agreement” means that certain Stockholder Support Agreement entered into on the date hereof among Buyer and the holder of the Company Preferred Stock and a majority of the Company Common Stock.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person or to otherwise control such Person as the managing member, general partner, or similar position), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, in writing, that states that such matter is being or will be asserted, commenced, taken or otherwise pursued.

“Transfer” means, with respect to any Buyer Common Stock that is Closing Share Consideration or that is delivered to a Common Stockholder upon settlement of upon the final determination of the Aggregate Purchase Price pursuant to Section 2.5, (a) the sale of, offer to sell, Contract to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder with respect to such security, (b) the entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) the public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” means the trust account established by Buyer with the proceeds of the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

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“Trust Agreement” means that certain Investment Management Trust Agreement, effective as of November 16, 2017, by and between Legacy Acquisition Corp. and Continental Stock Transfer & Trust Company, as amended by Amendment No. 1 to Investment Management Trust Agreement, dated as of October 22, 2019, and Amendment No. 2 to Investment Management Trust Agreement, dated as of May 18, 2020.

“VWAP” means the volume weighted average per share price for the Buyer Common Stock on the New York Stock Exchange (or if the Buyer Common Stock is not then listed on the New York Stock Exchange, then on such other stock exchange or market on which such shares are then listed) from 9:30 a.m. to 4:00 p.m. Eastern Time for any 20-day trading period, as reported by Bloomberg Financial Markets.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

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[Signature Page Follows]

Business Combination Agreement	Page 73

Execution Version

IN WITNESS WHEREOF, each Party has executed this Business Combination Agreement effective as of the date first written above.

BUYER:
LEGACY ACQUISITION CORP.

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Its:	Chief Executive Officer

MERGER SUB:
EXCEL MERGER SUB I, INC.

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Its:	Chairman and Chief Executive Officer

MERGER SUB 2:
EXCEL MERGER SUB II, LLC

By:	/s/ Edwin J. Rigaud
Name:	Edwin J. Rigaud
Its:	Chairman and Chief Executive Officer

Business Combination Agreement	Signature Page

COMPANY:
ONYX ENTERPRISES INT’L CORP.

By:	/s/ Antonino Ciappina
Name:	Antonino Ciappina
Its:	Interim General Manager

Business Combination Agreement	Signature Page

STOCKHOLDER REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Kimberley Angilly
Name:	Kimberley Angilly
Its:	Director

Business Combination Agreement	Signature Page